                                                                   EXHIBIT 10.40

                                                                  Execution Copy






                                   ACQUISITION
                                    AGREEMENT




                                 by and between


                        BV HOTEL & SPA ACQUISITION, LTD.,


                                    as Seller


                                       and



                          PAH ACQUISITION CORPORATION,

                                    as Buyer




                    DATED FOR IDENTIFICATION: APRIL 22, 1996





                       EFFECTIVE DATE: _____________, 1996
                     [To be Completed by the Title Company]

                                TABLE OF CONTENTS

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
ARTICLE 1      DEFINED TERMS...............................................................  1

ARTICLE 2      AGREEMENT OF PURCHASE AND SALE..............................................  8

ARTICLE 3      PURCHASE PRICE..............................................................  8
        3.1    Purchase Price..............................................................  8
        3.2    Earnest Money Deposit.......................................................  9
        3.3    Payment of Purchase Price...................................................  9
        3.4    FIRPTA Compliance...........................................................  9
        3.5    Assumption of Assumed Operating Liabilities and Assignment of
               Receivables................................................................. 10

ARTICLE 4      TITLE AND SURVEY............................................................ 11
        4.1    Title Binder................................................................ 11
        4.2    Title Policy................................................................ 11
        4.3    Survey...................................................................... 11
        4.4    Review of Survey and Title Binder by Buyer.................................. 12
        4.5    Seller's Obligations and Rights to Cure Buyer's Objections to Title......... 13

ARTICLE 5      REPRESENTATIONS, WARRANTIES, COVENANTS, AND
                                     AGREEMENTS OF SELLER.................................. 14
        5.1    Representations and Warranties of Seller.................................... 14
        5.2    Covenants and Agreements of Seller.......................................... 16

ARTICLE 6      REPRESENTATIONS AND WARRANTIES OF BUYER..................................... 22

ARTICLE 7      CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE................................. 23
        7.1    Performance of Seller's Obligations......................................... 23
        7.2    Satisfaction of Buyer's Objections to Survey and/or Title Binder............ 23
        7.3    Breach of Seller's Representations, Warranties, Covenants, and
               Agreements.................................................................. 23
        7.4    No Condemnation............................................................. 23
        7.5    Buyer's Investigation....................................................... 23
        7.6    Estoppel Certificates....................................................... 24
        7.7    Adverse Change.............................................................. 24
        7.8    Hazardous Materials......................................................... 24
        7.9    Opinion of Seller's Counsel................................................. 24
        7.10   Quit-Claim Documents........................................................ 24
        7.11   Criterion's Performance..................................................... 25
        7.12   Change in Facts Certified in Buyer's Certificate............................ 25


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
        7.13   Buyer's Right to Waive Conditions Precedent................................. 25
        7.14   Termination if Conditions Precedent not Satisfied or Waived................. 25

ARTICLE 8      CONDITION PRECEDENT TO SELLER'S PERFORMANCE................................. 26
        8.1    Performance of Buyer's Obligations.......................................... 26
        8.2    Buyer's Certificate......................................................... 26
        8.3    Termination if Condition Precedent not Satisfied............................ 26

ARTICLE 9      CLOSING..................................................................... 27
        9.1    Date and Place of Closing................................................... 27
        9.2    Postponement of Closing by Buyer or Seller.................................. 27
        9.3    Items to be Delivered at the Closing........................................ 27
        9.4    Closing of the Books........................................................ 30
        9.5    Possession and Closing...................................................... 33
        9.6    Costs of Closing............................................................ 33
        9.7    Intentionally Deleted....................................................... 33
        9.8    Notification to Tenants..................................................... 33

ARTICLE 10     DEFAULTS AND REMEDIES....................................................... 33
        10.1   Seller's Defaults; Buyer's Remedies......................................... 33
        10.2   Buyer's Default; Seller's Remedies.......................................... 34
        10.3   Special Default Provision................................................... 34

ARTICLE 11     LOSS OR DAMAGE.............................................................. 35
        11.1   Casualty Loss............................................................... 35
        11.2   Effect of Elections......................................................... 35
        11.3   Effect of Buyer's Withdrawal................................................ 36
        11.4   Appraisal of Damage......................................................... 36

ARTICLE 12     BROKERAGE INDEMNITY......................................................... 36

ARTICLE 13     Intentionally Deleted....................................................... 36

ARTICLE 14     MISCELLANEOUS............................................................... 37
        14.1   References.................................................................. 37
        14.2   Annexes..................................................................... 37
        14.3   Captions.................................................................... 37
        14.4   Number and Gender of Words.................................................. 37
        14.5   Construction................................................................ 37
        14.6   Notices..................................................................... 37
        14.7   Governing Law............................................................... 39


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
        14.8   Performance of Agreement.................................................... 39
        14.9   Venue....................................................................... 39
        14.10  Entirety and Amendments..................................................... 39
        14.11  Multiple Counterparts....................................................... 39
        14.12  Parties Bound............................................................... 39
        14.13  Risk of Loss................................................................ 39
        14.14  Further Acts................................................................ 40
        14.15  Expiration.................................................................. 40
        14.16  Time of the Essence......................................................... 40
        14.17  No Recordation.............................................................. 40
        14.18  Tax Consequences............................................................ 40
        14.19  Management.................................................................. 40
        14.20  No Shop Clause.............................................................. 40
        14.21  Radon Disclosure............................................................ 40
        14.22  Bulk Sale................................................................... 41
        14.23  Seller's Expense............................................................ 41
        14.24  Annexes..................................................................... 41

                              ACQUISITION AGREEMENT


     This Acquisition Agreement is made and entered into by and between Seller (as hereinafter defined) and Buyer (as hereinafter defined).

                                    ARTICLE 1

                                  DEFINED TERMS

     The terms used in this Agreement with their initial letters capitalized, shall, unless the context otherwise requires, have the meanings set forth below:

          (a) "Agreement" means this Acquisition Agreement by and between Seller and Buyer.

          (b) "Assigned Receivables" has the meaning given to such term in
Section 3.5 below.
- -----------

          (c) "Assignment" means the form of Blanket Bill of Sale and Assignment of Furniture, Fixtures, Equipment, Consumables, Trade Names, Equipment Leases, Service Agreements, Warranties, Guarantees, Licenses, Permits and Tenant Leases attached hereto as Annex E.

          (d) "Assignment and Assumption Agreement" has the meaning given the such term in Section 3.5.
             -----------

          (e) "Assumed Operating Liabilities" has the meaning given to such term in Section 3.5 below.
   -----------

          (f) "Buyer" means PAH Acquisition Corporation, a Virginia corporation, or its assigns permitted hereunder.

          (g) "Buyer's Certificate" means a certificate executed by Buyer in the form of Annex G attached hereto.
        -------

          (h) "Buyer's Title Objection Notice" has the meaning given to such term in Section 4.4.
        -----------

          (i) "Closing" means the consummation of the purchase of the Property by Buyer from Seller in accordance with the terms and provisions hereof.

          (j) "Closing Date" means the date on which the Closing will be held.

          (k) "COBRA Act" has the meaning given to such term in Section 9.4.
                                                                -----------

          (l) "Consumables" means all food and beverages (including alcoholic and non-alcoholic), engineering, maintenance, and housekeeping supplies, including soap, cleaning materials and matches; laundering and toilet supplies provided to guests as part of the hotel services; stationery and printing; and other supplies of all kinds, whether used, unused, or held in reserve storage for future use in connection with the ownership maintenance or operation of, or the services provided by the hotel operated at the Project, owned by Seller and located on the Land as of the Closing Date.

          (m) "Criterion" means Criterion Hotel Management Corp., a ____________________________, with offices at 3250 Mary Street, Miami, Florida 33133, Seller's current property manager.

          (n) "Criterion Management Agreement" means the existing agreement between Seller, as owner, and Criterion, as manager, pursuant to which Criterion operates the Project.

          (o) "Cut-Off Time" has the meaning given to such term in Section 9.4.
                                                                   -----------
          (p) "Deed" means a warranty deed in the form attached hereto as Annex
D.                                                                        -----
- -
          (q) "Earnest Money Deposit" means that portion of the Purchase Price deposited by Buyer in escrow with the Title Company at the time and in the amount specified in Section 3.2, plus all interest which may accrue thereon,
                    -----------
including any Letter of Credit (as hereinafter defined) and the proceeds thereof.

          (r) "Effective Date" means the date on which this Agreement is fully executed, which shall for all purposes in this Agreement be the date on which the Title Company acknowledges receipt of (i) a copy of this Agreement executed by Buyer, Seller, Criterion and West Merchant with all changes to the typewritten portion of this Agreement initialled by Buyer and Seller, (ii) the Earnest Money Deposit, (iii) a fully executed certificate from Seller in the form of Annex C hereto, (iv) an executed Buyer's Certificate dated no earlier
        -------
than six (6) business days prior to the date this Agreement is executed by Buyer, and (v) two (2) original sets of fully executed and acknowledged counterparts of the Quit-Claim Documents (one (1) set thereof providing for PAH Acquisition Corporation, as the grantee thereunder, and one (1) set thereof containing a blank space for the name of the grantee thereunder); provided, however, that Buyer and Seller acknowledge and agree that if the Effective Date has not occurred on or prior to the date that is ten (10) business days after the date the Title Company receives the fully executed Agreement as provided in clause (i) preceding, the Earnest Money Deposit, if previously delivered, shall be returned to Buyer, this Agreement shall be null and void and neither Buyer or Seller shall have any further obligations hereunder.

          (s) "Employee List" means a list of the name and position of all employees of Seller as of the Effective Date; and the name, position and current rate of compensation, bonuses, incentive compensation and other benefits, of each such employee for the current employment year of each such employee (showing the commencement and expiration dates of each such employment year) and each and every increase in the rate or terms of such compensation with respect to any such individual made in the last twelve (12) months; and any oral or written agreements or understandings between Seller and any of its employees or their representatives which affect the wages, hours, benefits or working conditions of Seller's employees listed in such Employee List which are not listed in the Employee Plan List.

          (t) "Employee Plan List" means a list of every respective individual or group bonus, deferred compensation, pension, profit-sharing, retirement, stock option or purchase, hospitalization, insurance, vacation, or other employee benefit plan and other benefits of Seller at the Effective Date, including without limitation every (i) "employee pension benefit plan", as such term is defined in Section 3(2) of ERISA, including any "multi-employer plan" as such term is defined in Section 3(37) of ERISA; and (ii) "employees welfare benefit plan" as defined in Section 3(1) of ERISA.

          (u) "Environmental Claims" shall include, without limitation: claims, demands, suits, causes of action for personal injury, death, or property damage; actual or threatened damages to natural resources; claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, response or remedial actions under any Environmental Law; a requirement to implement "corrective action" pursuant to any restitution, contribution or equitable indemnity to third parties or any governmental agency; fines, penalties, liens against property; claims for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts; and, with regard to any present or former employees, tenants or guests, exposure to or injury from Environmental Conditions.

          (v) "Environmental Conditions" means conditions of the environment, including the ocean, natural resources (including flora and fauna), soil, surface water, ground water, any actual or potential drinking or water supply, subsurface strata, or air, including ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Materials from, in, on, or onto the Property.

          (w) "Environmental Expenses" means any liability, loss, cost or expense including, without limitation, costs of investigation, cleanup, remedial or response action, the costs associated with posting financial assurances for the completion of response, remedial or corrective actions, the preparation of any closure or other necessary or required plans or analyses, or other reports or analyses submitted to or prepared by regulating agencies, including the cost of health assessments, epidemiological studies and the like, retention of engineers and other expert consultants, legal counsel, capital improvements, operation and maintenance, testing and monitoring costs, power and utility costs, taxes or fees, and administrative costs incurred by any governmental agency or person.

          (x) "Environmental Noncompliance" means, but is not limited to: (1) the Release of any Hazardous Material into the environment, any storm drain, sewer, septic system or publicly owned treatment works, in violation of any effluent or emission limitations, standards or other criteria or guidelines established by any Environmental Law; (2) any noncompliance of physical structure, equipment, process or premises with the requirements of building or fire codes, zoning or land use regulations or ordinances, conditional use permits and the like; (3) any noncompliance with federal, state or local requirements governing occupational safety and health; (4) any operations, procedures, designs, and the like at or on the Property which do not conform to the statutory or regulatory requirements of any Regulation (including land use regulations and ordinances) intended to protect public health, welfare and the environment; (5) the failure to have obtained permits, licenses, variances or other governmental authorizations necessary for the legal use and/or operation of any equipment, process, or any activity at the Property; and (6) the operation and/or use of any process or equipment in violation of any permit condition, schedule of compliance, administrative or court order and the like, as any of the foregoing may be applicable to the Property.

          (y) "Equipment Leases" means any equipment leases or contracts for use, operation, maintenance or lease-purchase of any furniture, fixtures, equipment or personal property located at the Project, whether capital or operating, together with all amendments thereto.

          (z) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (aa) "FF&E" means all furniture, fixtures, equipment, vehicles, machinery, apparatus, appliances, and other articles of depreciable personal property owned by Seller and located on the Land, or used in the ownership, operation and maintenance of the Project including, without limitation, all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances, china, glassware, linens, silverware, and uniforms owned by Seller and used in the ownership, operation, and maintenance of the Project, exclusive, however, of the Consumables.

          (bb) "Hazardous Materials" means any substance, matter, material, waste, solid, liquid, gas, or pollutant, the generation, storage, disposal, handling, recycling, release (or threatened release), treatment, discharge, or emission of which is regulated, prohibited, or limited under: (1) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, as now or hereafter amended ("RCRA") (42 U.S.C. Sections
                                                  ----
6901 et seq.), (2) the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as now or hereafter amended ("CERCLA") (42 U.S.C. Sections 9601 et seq.),
                                    ------
(3) the Clean Water Act, as now or hereafter amended ("CWA") (33 U.S.C. Sections
                                                       ---
1251 et seq.), (4) the Toxic Substances Control Act, as now or hereafter amended ("TSCA") (15 U.S.C. Sections 2601 et seq.), (5) the Clean Air Act, as now or
  ----
hereafter amended ("CAA") (42 U. S. C. Sections 7401 et seq.), (RCRA, CERCLA,
                    ---
CWA, TSCA and CAA are collectively referred to herein as the "Federal
                                                              -------

Environmental Laws"), (6) any local, state or foreign law, statute, regulation,
- ------------------
or ordinance analogous to any of the Federal Environmental Laws, and (7) any other federal, state, local, or foreign law (including any common law), statute, regulation, or ordinance regulating, prohibiting, or otherwise restricting the placement, discharge, release, threatened release, generation, treatment, or disposal upon or into any environmental media of any substance, pollutant, or waste which is now or hereafter classified or considered to be hazardous or toxic to human health or the environment. All of the laws, statutes, regulations and ordinances referred to in subsections (6) and (7) above, together with the Federal Environmental Laws are collectively referred to herein as "Environmental
                                                                   -------------
Laws". The term "Hazardous Materials" shall also include, without limitation,
- ----             -------------------
(a) gasoline, diesel fuel, fuel oil, motor oil, waste oil, and any other petroleum hydrocarbons, including any additives or other by-products associated therewith, (b) asbestos and asbestos-containing materials in any form, (c) polychlorinated biphenyls, (d) any substance the presence of which on the
Property: (x) requires reporting or remediation under any Environmental Law; (y) causes or threatens to cause a nuisance on the Property or poses or threatens to pose a hazard to the health or safety of persons on the Property; or (z) which, if it emanated or migrated from the Property, could constitute a trespass, nuisance or health or safety hazard to persons on adjacent property. Notwithstanding the foregoing, the term "Hazardous Materials" shall not include cleaning fluids and other similar operating supplies normal and customary for the operation of a hotel to the extent that (i) same are located at the Project in such normal and customary quantities and in compliance with all Environmental Laws and all other applicable Regulations, (ii) no permit or other governmental authorization is required in connection therewith, and (iii) same are not disposed of at the Project.

          (cc) "HSR Act" has the meaning given to such term in Article 6.
                                                               ---------
          (dd) "Inspection Period" has the meaning given to such term in Section
7.5.                                                                     -------
- ---
          (ee) "Land" means the land situated in Broward County, Florida, more particularly described on Annex A, together with all and singular the rights
                          -------
pertaining to such land, including, without limitation, any right, title, and interest of Seller in and to any and all adjacent streets, roads, alleys, or rights-of-way.

          (ff) "Letter of Credit" has the meaning given to such term in Section
3.2.                                                                    -------
- ---
          (gg) "Notice" has the meaning given to such term in Section 14.6.
                                                              ------------
          (hh) "Notification" means any summons, citation, directive, order, claim, litigation, pleading, investigation, proceeding, judgment, letter, or any other written or oral communication from any governmental instrumentality, any entity or any individual, concerning any intentional or unintentional act or omission which has resulted in or which may result in any Environmental Noncompliance or Environmental Claim.

          (ii) "Operating Agreements" mean all franchise agreements, licenses, management agreements, service contracts and other operating agreements and contracts relating to the ownership and/or operation of the Project, including, without limitation, any agreements relating to the use by the Project and its guests of any golf course, tennis facility or other off-site amenities, and any collective bargaining agreement pertaining to the Project.

          (jj) "Permitted Exceptions" means those exceptions or conditions disclosed in the Title Binder to which Buyer does not object in accordance with
Section 4.4.
- -----------
          (kk) "Personal Property" means all tangible and intangible personal property of every kind and character owned by Seller, located on, attached to, or used in connection with the Project (including, without limitation, computer programs, books and records, sales and marketing files, customer lists, historical files and all other records normally and customarily maintained by the operator of a hotel); the plans, specifications, blueprints, maps, and surveys of the Property, or any part thereof; Seller's interest in all licenses or permits with respect to the Property; Seller's interest in all warranties or guaranties relating to the Project, or any portion thereof; the abstract of title, and, subject to the provisions of the Deed, Seller's interest in the existing policy of title insurance, covering the Property; exclusive, however, of the Assigned Receivables, the FF&E, Consumables, Trade Names and Equipment Leases. The term "Personal Property" shall not include any policies of fire,
                  -----------------
hazard or liability insurance held or maintained by Seller, each of which shall, subject to Article 11 below, be expressly retained by Seller.
           ----------

          (ll) "Project" means the buildings and improvements comprising the approximately 502 key hotel facility known as the "Bonaventure Hotel & Spa," situated on the Land.

          (mm) "Property" means, collectively, the Land, the Tenant Leases, the Project, the FF&E, the Consumables, the Personal Property, and Trade Names.

          (nn) "Proration Date" has the meaning given to such term in Section
9.4.                                                                  -------
- ---
          (oo) "Purchase Price" means the total consideration to be paid by Buyer to Seller for the purchase of the Property, as more fully described in
Article 3 hereof.
- ---------
          (pp) "Qualified Designee" shall, at Buyer's election, mean Buyer's lessee, property manager or other designee; provided, however, that at or prior to Closing, Buyer shall provide Seller with evidence, reasonably acceptable to Seller, that such designee has a net worth, calculated pursuant to generally accepted accounting principles, equal to or in excess of $5,000,000.00.

          (qq) "Quit-Claim Documents" means collectively, a quit-claim deed, in the form of Annex K-I attached hereto, and a quit-claim bill of sale, in the
            ---------
form of Annex K-II attached hereto, executed and acknowledged by the each of the
        ----------
Quit-Claim Parties.

          (rr) "Quit-Claim Parties" means each of the entities listed on Annex
K-III attached hereto.                                                   -----
- -----
          (ss) "Regulation" means any regulation, decree, code, ordinance, rule, or law of any federal, state, municipal, or other governmental instrumentality, including Environmental Laws.

          (tt) "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, seeping, infiltrating, draining, or dumping of any Hazardous Material. This term shall be interpreted to include both the present and past tense, as appropriate.

          (uu) "Seller" means BV Hotel & Spa Acquisition, Ltd., a Florida limited partnership.

          (vv) "Seller's Title Objection Response" has the meaning given to such term in Section 4.5.
        -----------
          (ww) "Shadow Management" has the meaning given to such term in Section
5.2 below.                                                               -------
- ---
          (xx) "Survey" means the survey of the Property prepared by the Surveyor in accordance with the terms and provisions of Section 4.3.
                                                        -----------
          (yy) "Surveyor" means a Registered Public Surveyor or a Registered Professional Engineer duly and currently licensed by the State of Florida, and approved by Buyer and the Title Company.

          (zz) "Tenant Estoppel Certificate" means a certificate from each lessee under a Tenant Lease in the form of Annex J (including such additions or
                                           -------
modifications thereto as Buyer may have requested pursuant to Section 5.2(d)
below).                                                       --------------

          (aaa) "Tenant Leases" means all leases or occupancy agreements for space in the Project, together with all rents, issues, profits, and deposits thereunder.

          (bbb) "Title Binder" a commitment by the Title Company to issue an ALTA Owner's Policy of Title Insurance, Form B-1992 issued by the Title Company on behalf of the Title Underwriter in accordance with the terms and provisions of Section 4.1.
   -----------
          (ccc) "Title Company" means Commonwealth Land Title Insurance Company-National Title Services, 14643 Dallas Parkway, Suite 770, Lock Box 61, Dallas, Texas 75240, Attention: Bruce J. Caldwell, Jr.

          (ddd) "Title Policy" means the Owner's Policy of Title Insurance issued by the Title Company on behalf of the Title Underwriter in accordance with the terms and provisions of Section 4.2.
                                 -----------
          (eee) "Title Review Period" has the meaning given to such term in
Section 4.4.
- -----------
          (fff) "Title Underwriter" means Commonwealth Land Title Insurance Company.

          (ggg) "Trade Names" means any trade names, service marks, and goodwill and any intangible assets related to such trade names, service marks or goodwill currently owned by the Seller and relating to the Project.

          (hhh) "WARN Act" has the meaning given to such term in Section 9.4.
                                                                 -----------
          (iii) "West Merchant" means West Merchant Bank Limited, the holder of the mortgages and related liens currently encumbering the Project.


                                    ARTICLE 2

                         AGREEMENT OF PURCHASE AND SALE

     For and in consideration of One Hundred and No/100 Dollars ($100.00) in hand paid by Buyer to Seller (for which amount the parties bargained and agreed to as independent consideration for Seller's execution and delivery of this Agreement, and which amount shall be retained by Seller notwithstanding any other provision of this Agreement) and upon the terms and conditions hereinafter stated, Seller hereby sells and agrees to convey the Property to Buyer, and Buyer, in reliance upon the warranties and representations of Seller herein contained, and subject to the conditions precedent herein contained, hereby buys and agrees to take the Property from Seller. If this Agreement is ever construed to be an option agreement, Buyer and Seller agree that the consideration paid by Buyer to Seller as described above shall be independent consideration for such option. Based upon such consideration and the mutual covenants of Buyer and Seller herein contained, Seller agrees that any such option granted to Buyer is irrevocable and Seller shall not terminate the option without the prior written consent of Buyer except as may be expressly provided for herein.


                                    ARTICLE 3

                                 PURCHASE PRICE

     3.1 Purchase Price. The Purchase Price to be paid by Buyer to Seller for the Property shall be equal to Sixteen Million Two Hundred Thousand and No/100 Dollars

($16,200,000.00). Except as herein expressly provided to the contrary, the Purchase Price shall not be adjusted prior to, at or after the Closing.

     3.2 Earnest Money Deposit. On or prior to the Effective Date, and as a condition to the effectiveness hereof, Buyer shall deliver the Earnest Money Deposit to the Title Company, and the Earnest Money Deposit shall thereafter be held by the Title Company in escrow to be applied or disposed of by it as herein provided. The Earnest Money Deposit shall be Five Hundred Thousand and No/100 Dollars ($500,000.00). The Earnest Money Deposit shall be invested by the Title Company in its name in an interest bearing account through a bank or other financial institution approved by Buyer and West Merchant. If the purchase and sale hereunder is consummated in accordance with the terms and provisions hereof, the Earnest Money Deposit shall at the election of Buyer, either be refunded to Buyer at Closing or be applied to the cash portion of the Purchase Price at the Closing. In all other events, the Earnest Money Deposit shall be disposed of by the Title Company as herein provided. If the Closing occurs, interest on the Earnest Money Deposit shall be paid to the Buyer. In all other circumstances, interest on the Earnest Money Deposit shall be paid to the party to whom the Earnest Money Deposit is paid. At Buyer's election, the Earnest Money Deposit may be in the form of an irrevocable letter of credit (the "Letter
                                                                          ------
of Credit") in the amount of Five Hundred Thousand and No/100 Dollars
- ---------
($500,000.00), issued by Bank One, Texas, N.A. or another financial institution reasonably acceptable to Seller and West Merchant, naming the Title Company as the beneficiary and expiring no earlier than forty-five (45) days after the scheduled Closing Date. The Letter of Credit shall provide that it will be funded to the Title Company upon presentation of the Letter of Credit to the issuer thereof accompanied by both (a) a draft and (b) an affidavit from an officer of either Seller or West Merchant stating that (i) Buyer is in default of its obligations under this Agreement and that West Merchant is entitled to the proceeds of the Letter of Credit or (ii) that the expiration date of the Letter of Credit is within thirty (30) days and same has not been extended or replaced with a substitute Letter of Credit having an expiration date that is not within thirty (30) days. The form of Letter of Credit attached hereto as Annex H, is approved by Seller. The Letter of Credit shall be returned to Buyer
- -------
if, as and when Buyer is for any reason entitled to a return of the Earnest Money Deposit. If Buyer delivers the Letter of Credit to the Title Company but wrongfully fails to complete the purchase of the Property, then Seller may request that the proceeds of the Letter of Credit be paid to the Title Company and disbursed according to the terms of this Agreement.

     3.3 Payment of Purchase Price. Subject to the provisions of Section 3.4,
                                                                 -----------
the Purchase Price shall be payable to West Merchant, for Seller's account, by federal funds wire transfer or other means approved by West Merchant in writing, to such account or accounts as West Merchant shall designate.

     3.4 FIRPTA Compliance. If Seller is not a "foreign person," as defined in the federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, as amended, then at or prior to the Closing Seller will deliver to Buyer a certificate in the form of Annex C so stating. If Seller is a "foreign
                                   -------
person" or if Seller fails to deliver the required certificate at or prior to the Closing, then in either such event the payment of the Purchase Price to Seller at the Closing will be adjusted to the extent required to comply with the withholding provisions of the federal tax law; and although the amount withheld will still be paid at the Closing by Buyer, it will be retained by a mutually acceptable escrow agent for delivery to the Internal Revenue Service together with the appropriate federal tax law forwarding forms (and with copies being provided both to Seller and to Buyer). The following parties are hereby approved as mutually acceptable escrow agents in the event that withholding is warranted in accordance with the immediately preceding sentence (listed in order of decreasing preference): the Title Company, the Buyer's "independent CPA" (i.e., a certified public accountant who is associated with an independent CPA
 ----
firm), the Buyer's "outside counsel" (i.e., a licensed attorney who is
                                      ----
associated with an independent law firm), the Seller's "independent CPA," the Seller's "outside counsel," and a mutually acceptable financial institution.

     3.5 Assumption of Assumed Operating Liabilities and Assignment of Receivables.

          (a) As used in this Section 3.5 the term "Assumed Operating
                              -----------           -----------------
Liabilities" means all accounts payable for goods and services and other
- -----------
liabilities incurred by Seller in connection with the normal and customary operation of the Property prior to the Closing including all so called "trade payables", which, under generally accepted accounting principles, would be reflected as liabilities on the Seller's balance sheet as of the Closing Date and which remain outstanding on the Closing Date including those items listed on Annex M-I hereto, but expressly excluding those items listed on Annex M-II
- ---------                                                       ----------
hereto. If the Property is operated at a loss between the Effective Date and the Closing Date and does not generate sufficient revenues to pay current liabilities and liabilities from prior periods, such liabilities shall not, solely for that reason, be excluded from Assumed Operating Liabilities.

          (b) At Closing, Buyer, or at Buyer's election, a Qualified Designee, shall assume the Assumed Operating Liabilities. The Purchase Price contemplates this assumption and no adjustment shall be made to the Purchase Price as a result of this assumption. Seller makes no representation or warranty with respect to the Assumed Operating Liabilities. At Closing, Seller and Buyer, or at Buyer's election, a Qualified Designee, shall execute and deliver an "Assignment and Assumption Agreement" (herein so called) in the form of Annex B
 -----------------------------------                                    -------
hereto, to evidence this assumption.

          (c) At Closing, Seller shall assign to Buyer, or its lessee, property manager or other designee (as Buyer shall specify) all accounts receivable, prepaid items, credits, reserve accounts and escrow accounts of every kind and character (including, without limitation, any furniture, fixture and equipment reserve and any ad valorem or other tax reserve) and all other account balances and receivables of seller which, as of the Closing Date, under generally accepted accounting principles, would be reflected as assets on Seller's balance sheet (the "Assigned Receivables"). The Purchase Price contemplates this
            --------------------
assignment and no adjustment shall be made to the Purchase Price as a result of this assignment. Seller makes no representation or warranty with respect to the Assigned Receivables. At Closing Seller and Buyer, or at Buyer's election, a Qualified Designee, shall execute and deliver the Assignment and Assumption Agreement, to evidence this assignment.


                                    ARTICLE 4

                                TITLE AND SURVEY

     4.1 Title Binder. Within ten (10) days after the Effective Date, Buyer, at Buyer's cost and expense, shall obtain a current Title Binder. The Title Binder shall be the commitment of the Title Company to issue an Owner's Policy of Title Insurance, ALTA Form B-1992, in favor of Buyer, in the amount of the Purchase Price, covering title to the Property (including easements, tenements, hereditaments, rights, licenses, privileges, and appurtenances) on or after the Effective Date, showing title in the name of the Seller, subject only to (a) the Permitted Exceptions, (b) real estate taxes, assessments, water, sewer and related charges (i) which to the extent constituting Assumed Operating Liabilities, may or thereafter may be liens against the Property, or (ii) which are not due and payable at the date of issuance of the Title Binder, (c) Seller's existing mortgages and other liens, charges, claims, and encumbrances of a definite or ascertainable amount, all of which shall be paid off by Seller and released at Closing, and (d) matters which the Title Binder states will be removed upon presentation by Seller of a seller's ALTA Statement (modified so that the liabilities of Seller thereunder shall not exceed the liabilities of Seller as set forth in this Agreement, and which ALTA Statement shall be presented by Seller at Closing and which matters shall be removed from the Title Policy at Closing). Within the period hereinabove specified in this Section 4.1,
                                                                    -----------
Buyer, at Buyer's cost and expense, shall also obtain from the Title Company complete and legible copies of all recorded or filed documents shown on the Title Binder as conditions or exceptions to title to the Property, including liens, and a certificate from the Title Company (or such other certificates as may be acceptable to Buyer) stating that a search has been made of both the state and county records wherein financing statements and security agreements are filed under the Uniform Commercial Code of the state in which the Property is located and that such search indicates that no security interests or liens of any kind or nature, including, but not limited to, any equipment financing or leasing arrangements, are claimed by any person against the Property, or any part thereof. The Title Binder shall at Buyer's option, subject to the Title Company's willingness to issue same, also contain an extended coverage endorsement over all general or preprinted exceptions and all such other endorsements, in such forms as Buyer may request. The Title Binder, including each of the endorsements, shall be in form, substance and execution satisfactory to Buyer.

     4.2 Title Policy. At the Closing, Buyer, at Buyer's sole cost and expense, shall obtain the Title Policy. The Title Policy shall be issued by the Title Company on behalf of the Title Underwriter, subject only to Permitted Exceptions (but not subject to matters (c) or (d) of Section 4.1 above or taxes other than
                                          -----------
those specified in clause (b) of Section 4.1 above), in form and substance, and
                                 -----------
containing such coverages, endorsements, and negotiated additional changes and endorsements as set forth in the Title Binder (including, without limitation, such deletions, changes and endorsements as provided in Section 4.5), dated concurrent with
                                        -----------
Closing and showing title to be in Buyer or its assignee or nominee.

     4.3 Survey. Within ten (10) days after the Effective Date, Buyer, at Buyer's cost and expense, shall obtain six (6) copies of the Survey. The Survey shall be dated after the Effective Date, and contain a surveyor's certificate in favor of Buyer, Buyer's lender, and the Title Company and such other parties as Buyer shall designate in form and substance satisfactory for, among other things, deletion of the standard survey exception from the Title Policy and consistent with and as required by this Section 4.3. The Survey shall (a) show
                                        -----------
the location on the Property of all improvements, fences, evidences of abandoned fences, lakes, ponds, creeks, streams, rivers, easements, roads, and rights of way; (b) identify and show the dimensions of all easements and rights-of-way by reference to recording information applicable to the documents creating such easements or rights-of-way which have been recorded with the office of the recorder for such documents in the County where the Property is located except for those easements and rights of way which by their nature are not locatable on the Survey; (c) show any encroachments onto the Property from an adjacent property, and any protrusions into any easement or restricted area within the Property, or any adjoining property; (d) locate all existing improvements (such as buildings, power lines, fences and the like) and show the relationship thereof by distances to the perimeter of the Property, the building lines, and street lines; (e) locate and show the width of all dedicated public streets or other roadways providing access to the Property, including all curb cuts and all alleys; (f) locate all setback lines and similar restrictions covering or affecting the Property or any part thereof and any violations of such restrictions; (g) show thereon a legal description of the boundaries of the Property by metes and bounds or other appropriate legal description; (h) show the square footage of the footprint of each separate building; and (i) show all parking spaces located on the Property (including handicapped spaces), together with a total count of all such parking spaces. The Surveyor shall certify on the Survey that (i) the survey was made on the ground; (ii) there are no visible or recorded easements, discrepancies, conflicts, encroachments, or overlapping of improvements except as shown on the Survey; (iii) the Survey shows all visible or recorded easements or rights-of-way across or affecting the Property or any other easements or rights-of-way of which the Surveyor has been advised, including, without limitation, those matters affecting title reflected in the Title Binder except those easements and rights of way which by their nature are not locatable on the Survey; (iv) the Survey shows the location of all buildings, structures and other improvements situated on the Property; (v) the Survey conforms to and has been prepared in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1992, and include items 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(b)(2), 7(c), 8, 9, 10, 11 and 13 on Table A thereof and pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of this certification) of an "Urban" survey; (vi) all streets abutting the Property and all means of ingress to and egress from the Property have been completed, dedicated,and accepted for public maintenance by Broward County, State of Florida; (vii) the Property is not located within the 100-year flood plain or other Special Flood Hazard Area designated or identified by FEMA or shown on any FIRM Maps produced by FEMA; (viii) the Survey is a true, correct and accurate representation of the

Property; and (ix) such other matters as may be required by the Title Company to allow it to issue the Title Policy in accordance with Section 4.2.
                                                      -----------

     4.4 Review of Survey and Title Binder by Buyer. Buyer shall have a period of ten (10) days (the "Title Review Period") after receipt of the last of the
                       -------------------
Title Binder, legible copies of the documents referred to therein as conditions, exceptions, or reservations to title to the property, and other matters delivered pursuant to Section 4.2, and the Survey, to review such items and to
                      -----------
deliver in writing such objections as Buyer may have to anything contained or set forth in the Survey, in the documents, or in the Title Binder ("Buyer's
                                                                    -------
Title Objection Notice"). Additionally, with respect to any updated Title Binder
- ----------------------
containing additional exceptions to title or requirements, Buyer shall have ten
(10) days from receipt thereof to deliver a supplemental Buyer's Title Objection Notice. Any such items to which Buyer does not timely object in a Buyer's Title Objection Notice shall be deemed to be Permitted Exceptions.

     4.5 Seller's Obligations and Rights to Cure Buyer's Objections to Title. If exceptions to the title to the Property have been raised in the Title Binder other than Permitted Exceptions or, if the Survey does not conform to the requirements specified in Section 4.3, and if Buyer delivers written objections
                          -----------
thereto to Seller in a Buyer's Title Objection Notice, then Seller shall have the right, but except as hereinafter provided, not the obligation, prior to the Closing Date, to satisfy such objections at Seller's sole cost and expense. Within ten (10) days after receipt of a Buyer's Title Objection Notice, Seller shall notify Buyer in writing as to which objections Seller shall cure and, subject in all respects to the next sentence of this Sentence 4.5, which
                                                     ------------
objections, if any, Seller is not willing to cure ("Seller's Title Objection
                                                    ------------------------
Response"). Notwithstanding the foregoing, if any of Buyer's title objections
- --------
consist of delinquent taxes (other than those which are Assumed Operating Liabilities), mortgages, deeds of trust, security agreements, construction or mechanics' liens (excluding any construction or mechanic's lien filed before, on or after the Effective Date in connection with any liability existing on or after the Effective Date and constituting an Assumed Operating Liability), tax liens or other liens or charges which are not Assumed Operating Liabilities and which are in a fixed sum, are capable of computation as a fixed sum, same shall be paid by Buyer from the proceeds otherwise payable to Seller but, if any of the foregoing were created by an instrument executed by Seller after the Effective Date, to that extent, notwithstanding anything herein to the contrary, Seller, at its expense, shall be obligated to pay, discharge and cure same at or prior to Closing. Seller shall also be obligated, at Seller's expense, prior to Closing, to satisfy any objection raised in Buyer's Title Objection Notice which, pursuant to Seller's Title Objection Response, Seller has agreed to cure. Further, Seller shall use its good faith efforts without the requirement of the expenditure of money (other than nominal postage, delivery, telephone and other similar charges) to cure all title objections contained in Buyer's Title Objection Notice. If Seller fails or refuses to cure any title objections contained in Buyer's Title Objection Notice, Buyer shall have the right but not the obligation to terminate this Agreement and receive a refund of the Earnest Money Deposit. Notwithstanding anything to the contrary herein or in Section
                                                                     -------
4.4, Buyer shall have the right to negotiate with the Title Company additional
- ---
deletions from and additional changes and endorsements to the Title Binder, but no such additional deletions, changes or endorsements shall require any further undertakings from Seller.

                                    ARTICLE 5

                   REPRESENTATIONS, WARRANTIES, COVENANTS, AND
                              AGREEMENTS OF SELLER

     5.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer (and to any and all assignees of Buyer permitted hereunder) as to the following as of the date this Agreement is fully executed and as of the Closing Date, except where specific reference is made to another date or dates, in which case such date or dates will be applicable:

          (a) If Seller is a corporation, that it is duly incorporated, validly existing, and in good standing under the laws of the State of its incorporation and the State in which the Property is located with corporate power and authority to own, lease, operate, and sell the Property, and to enter into this Agreement; and if Seller is a partnership, that it is duly formed and validly existing as a general or limited partnership (as the case may be) under the laws of the State of its formation and the State in which the Property is located with partnership power and authority to own, lease, operate, and sell the Property, and to enter into this Agreement.

          (b) The execution, delivery, and performance of this Agreement by Seller has been duly and validly authorized by all necessary action of Seller.

          (c) Except as required pursuant to the HSR Act, the WARN Act, the COBRA Act or consents required in connection with transfers of the Project's permits and licenses, including, without limitation, the existing liquor license, no consent, waiver, approval, or authorization of, or filing, registration, or qualification with, or notice to, any governmental instrumentality or any other entity or person (including without limitation, its directors or shareholders if Seller is a corporation, or its partners, if Seller is a Partnership) is required to be made, obtained, or given by Seller in connection with the execution, delivery, and performance of this Agreement. The joinder of no entity or person other than Seller will be necessary to convey the Property fully and completely to Buyer upon Closing.

          (d) The execution, delivery, and performance of this Agreement by Seller, will not conflict with, or with or without notice or the passage of time, or both, result in a breach of, any of the terms or provisions of, or constitute a default under, any indenture, mortgage, loan agreement, or instrument to which Seller is a party or by which Seller or Seller's property is bound, any applicable Regulation, or any judgment, order, or decree of any court having jurisdiction over Seller or Seller's properties. Without limiting the generality of the foregoing, the performance of this Agreement by Seller will not require the consent of the holder of any lien encumbering the Property which has not been obtained by Seller.

          (e) This Agreement (i) has been duly executed and delivered by Seller and (ii) constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, except as enforceability hereof may be limited by bankruptcy, insolvency, or reorganization laws or to applicable principles of equity.

          (f) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, or under any other debtor relief laws (i) contemplated by Seller, (ii) pending against Seller, or (iii) of which Seller has received written notice, pending against the Property.

          (g) Seller has and, at the Closing Date, Seller will have and will convey to Buyer fee simple title to the Property, free and clear of all conditions, exceptions, and other matters which Seller is obligated to remove pursuant to Section 4.5 hereof.
            -----------

          (h) Intentionally deleted.

          (i) Intentionally deleted.

          (j) Intentionally deleted.

          (k) To Seller's knowledge, Seller has not failed to disclose any fact necessary to make any of Seller's warranties and representations not misleading in any material respect; provided, however, the foregoing representation and warranty is not intended to broaden or expand any other representation or warranty of Seller provided elsewhere in this Section 5.1.
                                              -----------
          (l) Intentionally deleted.

          (m) Since November 1, 1995, Seller has not (i) distributed any cash or other property to its partners (whether by dividend or distribution, and whether as a return of capital, a return on capital or otherwise), excluding, however, any cash that was transferred from the Project's operating or reserve accounts prior to November 1, 1995, (ii) made any payments or transfers of funds whatsoever to any party affiliated with Seller or any of Seller's partners, excluding, however, any fees or other payments due and payable to Criterion pursuant to the Criterion Management Agreement which accrued and were payable solely with respect to periods of time after November 1, 1995 or (iii) executed any instrument amending, modifying or supplementing the Criterion Management Agreement.

          (n) Intentionally deleted.

     Seller expressly acknowledges and agrees that (i) Buyer (and any assignee of Buyer permitted hereunder) is and will be relying upon the representations and warranties of Seller as aforesaid, (ii) the same are a material inducement to Buyer to enter into this Agreement and to any assignee of Buyer to accept an assignment of Buyer's rights and obligations hereunder, (iii) all such representations and warranties (excluding those contained in Section 5.1(g)
                                                             --------------
above which shall not survive Closing) shall survive the delivery of the Deed and the consummation of this transaction for a period of six (6) months following the delivery of the Deed, and (iv) except as provided in the last sentence of this Section 5.1, shall not be affected by any
                                      -----------
investigation or inspection, actual knowledge, verification, or approval either by Buyer, any assignee of Buyer, or anyone acting on behalf of any of the foregoing. Seller agrees to, and does hereby, indemnify Buyer and any and all assignees from Buyer, and hold them harmless from and against any and all liability, loss, cost, or expense (including reasonable attorney's fees, but excluding consequential damages) arising out of or in any way connected with any misrepresentation or breach of warranty or covenant of Seller contained in this Agreement of which Seller is notified within six (6) months following the delivery of the Deed of which Buyer did not have actual knowledge on the Closing Date.

     For purposes of this Section 5.1, Seller shall be deemed to have received
                          -----------
notice if Seller has received a written instrument containing the substance of such information, but Seller shall not be deemed to have received notice solely as a result of Criterion's receipt of any notice in its capacity as agent for Seller.

     5.2 Covenants and Agreements of Seller. Seller covenants and agrees with Buyer (and any and all assignees of Buyer) as follows:

          (a) Within ten (10) days after the Effective Date, Seller, at Criterion's cost and expense (which shall be expressly excluded from Assumed Operating Liabilities), will cause Criterion to deliver to Buyer to the extent that same exist and are in possession of Seller or Criterion or are otherwise readily available to Criterion, true, correct, and complete copies (or where specifically indicated, original counterparts) of the following:

               (i) An original, current rent roll in the same form as that attached hereto as Annex F, certified by Seller to be true, correct, and
                   -------
complete as of the date of delivery.

               (ii) All Tenant Leases with respect to the Property, including any and all modifications, supplements, or amendments thereto, and evidence sufficient to allow Buyer to determine the "base amount" or "base year" of any common area maintenance charges, ad valorem taxes, or any other charges which, under the Tenant Leases, are to be paid by the tenants on the basis of increases in such charges over such "base."

               (iii) All Equipment Leases encumbering the Project on the Effective Date.

               (iv) Copies of all Operating Agreements pertaining to the Project which are then in effect.

               (v) An original, current inventory of all FF&E and Consumables on hand, each certified by Seller to be true, correct, and complete as of the date of delivery.

               (vi) All warranties and guaranties relating to the Property, or any part thereof, or to the FF&E or Personal Property.

               (vii) All financial statements prepared by or at the request of Seller for the Property for any period after January 1, 1992, certified by Criterion to be true, correct, and complete as of the date of delivery.

               (viii) All permits with respect to the ownership and operation of the Property, including, but not limited to, building permits, certificates of occupancy, and Permits; all notices received by or in the possession of Seller or Criterion from governmental instrumentalities with respect to any such permits or compliance of the Property with any Regulations, and any response thereto from or in the possession of Seller; and all materials, including applications, ordinances and legal opinions, in the possession of Seller relating to the zoning and platting of the Property.

               (ix) All fire, hazard, liability, and other insurance policies currently in force with respect to the Property.

               (x) Real estate and personal property tax statements with respect to the Property for the last three (3) full calendar years, as well as the name of any tax service or valuation consultant employed by Seller with respect to the Property during the last three (3) years.

               (xi) All leasing or other commission agreements with respect to the Property.

               (xii) The "as-built" plans and specifications with respect to the Property.

               (xiii) Intentionally deleted.

               (xiv) All written reports of any compliance or regulatory audit, inspection, or investigation of the structural, soil, or environmental condition of the Property ordered by or in the possession of Seller including, without limitation, any report relating to the compliance of the Property with the Americans With Disabilities Act.

               (xv) Any other documents or reports ordered by or in the possession of Seller that are material to the physical, economic, or legal condition of the Property.

               (xvi) The Employee List and Employee Plan List. In no event shall Seller, and/or any affiliate of Seller offer post-closing employment to, or accept post-closing employment from any employee listed on the Employee List for a period of one (1) year after the Closing.

               (xvii) Any other documents or reports ordered by or in the possession of Seller that are material to the physical, economic, or legal condition of the Property.

          (b) Seller will promptly cause Criterion to advise Buyer in writing of any changes, additions, or deletions, or modifications in or to any of the materials to be delivered to Buyer pursuant to Section 5.2(a), and will cause
                                               --------------
Criterion to provide Buyer with true, correct, and complete copies of such changes, additions, deletions, or modifications.

          (c) From the Effective Date until the Closing Date or earlier termination of this Agreement, Seller will cause Criterion to cooperate fully with Buyer in the conduct of Buyer's due diligence. Seller will permit Buyer, any current and prospective lenders to Buyer, and the agents, attorneys, accountants, and representatives of all of the foregoing, upon reasonable notice to tenants under the Tenant Leases (but without having to obtain further approval), to enter upon and inspect the Property, all premises leased to tenants, all mechanical equipment, systems, and fixtures forming a part thereof, and all books and records with respect to the Property and its operations located at the Property or otherwise within the possession of Seller or Criterion. Seller will permit Buyer, any current and prospective lenders to Buyer, and the agents, attorneys, accountants, and representatives of all of the foregoing, at no cost or expense to Seller, to audit and make extracts from such books and records, to review tax returns and accountants work papers relating to the Property and its operation, as well as all sales files and maintenance records, and to conduct such investigations, tests, or inspections as Buyer deems appropriate including, without limitation, intrusive sampling studies to ascertain whether or not there are any Hazardous Materials on, in, or under the Property. In conducting any such entry, investigation, test, or inspection, no party permitted entry hereunder will unreasonably interfere with the operation of the Property or the peaceable possession by individual tenants of their respective premises. If, in the conduct of any such investigations, tests, or inspections, any party discovers facts or conditions which by Regulation it must report or otherwise disclose to any third party (including, without limitation, to any governmental instrumentality), Seller agrees that such party may make such required report or disclosure without any liability whatsoever to Seller. Additionally, promptly following the execution of this Agreement, Seller shall cause Criterion to provide to Buyer's representatives and independent account firm access to financial and other information relating to the Property in the possession of or otherwise available to Seller and/or Criterion which would be sufficient to enable Buyer's representatives and independent accounting firm to prepare audited financial statements for 1993, 1994 and 1995 in conformity with generally accepted principles and to enable them to prepare such statements, reports or disclosures as Buyer may deem necessary or advisable. Criterion shall provide to Buyer's independent accounting firm a signed representation letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. Seller shall cause Criterion to authorize any attorneys who have represented Seller or Criterion in material litigation pertaining to or affecting the Property to respond, at Buyer's expense, to inquiries from Buyer's representatives and independent accounting firm. If and to the extent Seller's financial statements pertaining to the Property for any periods during the years 1993, 1994 and 1995 have been audited, promptly after the execution of this Agreement Seller shall cause Criterion to provide Buyer with copies of such audited financial statements and shall cooperate with Buyer's representatives and independent public accountants to enable them to contact the auditors who prepared such audited financial statements and to obtain, at Buyer's expense, a reissuance of such audited financial statements.

          (d) Not less than thirty (30) days prior to the scheduled Closing Date, Seller will cause Criterion as agent for Seller, to deliver to each tenant under the Tenant Leases the request letter in the form attached hereto as Annex
                                                                          -----
I (including such additions or modifications thereto as Buyer may request based
- -
upon its review of the Tenant Leases), and will cause Criterion to use its best efforts to cause each tenant to execute and deliver to Buyer a Tenant Estoppel Certificate on or before the Closing Date.

          (e) On or before the Closing Date, Seller will cause Criterion to furnish to Buyer and the Title Company all information necessary to compute any prorations required hereunder and/or to schedule, quantify, audit and determine all Assumed Operating Liabilities as herein required.

          (f) From the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall, to the extent of available funds from the operation of the Project, at its sole cost and expense, cause Criterion to:

               (i) Operate the Property diligently and in the ordinary course of its business and maintain Consumables at or above the inventory levels existing on the Effective Date.

               (ii) Promptly (and in any event, prior to the Closing) correct or repair any condition on or about the Property revealed by any of Buyer's inspections or tests made hereunder to be inconsistent with Seller's warranties and representations.

               (iii) Keep, maintain, and repair the Property in a good and presentable condition and comply with all Regulations affecting the Property.

               (iv) Keep, observe, and perform its obligations as landlord under the Tenant Leases, and not terminate or cause the termination of any Tenant Lease except as the result of the default of the tenant thereunder.

               (v) Not enter into any written or oral contract or other agreement that will not be fully performed by Seller on or before the Closing Date or that will not be cancelable by Buyer without liability on or after the Closing Date, without the prior written consent of Buyer.

               (vi) Not to enter into any Tenant Leases for the Project or amend, alter, modify, or extend any existing Tenant Lease for the Project without obtaining Buyer's prior written consent.

               (vii) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any governmental instrumentality concerning or affecting the Property which is instituted or threatened after the date hereof.

               (viii) Not take, or omit to take, any action that would have the effect of violating any of the representations, warranties, covenants, and agreements of Seller contained in this Agreement.

               (ix) Not sell, assign, or convey any right, title, or interest whatsoever in or to the Property or any portion thereof, or create (other than with respect to Assumed Operating Liabilities and mechanic's or materialmen's liens which accrue and/or are filed as a result of any non-payment thereof) any lien, encumbrance, or charge thereon without promptly discharging the same.

               (x) Advise Buyer promptly (i) upon obtaining knowledge that a Release has occurred at or upon the Property and/or (ii) upon receipt of a Notification pertaining to the Property.

               (xi) Maintain in full force and effect all fire, hazard, liability and other insurance policies in effect for the Property on the Effective Date.

               (xii) Cooperate in all reasonable respects with Buyer's efforts to obtain all necessary licenses and permits to allow the sale of alcoholic beverages at the Project upon Closing. In the event Buyer is unable to obtain the necessary permits prior to Closing, Seller shall cause Criterion to cooperate with Buyer in all reasonable respects (including, without limitation, at Buyer's request, entering into any lawful lease and/or management arrangement with respect to alcoholic beverage service) in order to permit Buyer to lawfully operate the Project after Closing based upon the existing liquor licenses and permits until such time as Buyer is able to obtain same, subject to Buyer's agreement to indemnify and hold Seller and Criterion harmless in connection therewith.

               (xiii) Permit Buyer to locate one or more employees of Buyer at the Property on a twenty-four (24) hour per day basis to observe operations and thereby perform Shadow Management of the Property. As used herein, the term "Shadow Management" shall mean that Buyer's designated employee(s) shall have
 -----------------
continuous access to all books, customer lists, sales and other records, as well as all financial and other information referenced in Section 5.2(a) above, shall
                                                     --------------
have access to and, on request, be granted interviews with the general manager, senior staff and other employees at the Property, shall, to the extent reasonably practical, be consulted on all significant operational decisions made by the general manager and/or senior staff and shall have the right to review all prior and future bookings (meeting room and food and beverage), purchase orders,and other operational matters and agreements accepted and/or entered into by Seller and/or Criterion. Notwithstanding the foregoing, except as elsewhere provided in this Agreement to the contrary, the granting to Buyer of such Shadow Management rights shall not give Buyer any rights to control the operation of the Project and/or approve any decisions of the employees of the Project and Buyer shall not have any liability whatsoever for the actions of the employees of the Project and/or the operations of the Project during such period.

               (xiv) Operate the Project in substantially the same manner as operated prior to the Effective Date; provided, however, that subject the payment to be made pursuant to Section 3.3 if, as and when Closing occurs,
                               -----------
Seller shall not, and shall instruct Criterion not to make any payments to West Merchant under the indebtedness secured by the Property (whether principal, interest, penalties or otherwise).

               (xv) Except as provided in Section 5.2(f)(xiv) preceding, pay all normal and customary operating expenses of the Property in the ordinary course of business as same become due and payable.

               (xvi) Neither distribute, nor permit Criterion on its behalf to distribute any cash or other property to Seller's partners (whether by dividend or distribution, or whether as a return on capital, a return of capital or otherwise) excluding, however, any cash that was transferred from the Project's operating or reserve accounts prior to November 1, 1995, nor make any payments or transfers of funds whatsoever to any party affiliated with Seller or any of Seller's partners, excluding, however, any fees or other payments due and payable to Criterion under the Criterion Management Agreement which accrue and are payable solely with respect to the period of time from the Effective Date through the Closing Date.

               (xvii) Cause Criterion to apply all operating income of the Project, first to payment of the operating expenses described in Section
                                                                 -------
5.2(f)(xv) above and, thereafter, to the reduction of the Assumed Operating
- ----------
Liabilities.

               (xviii) At Closing, Seller, at no cost to Buyer, shall cause the Criterion Management Agreement to be terminated by execution of a termination agreement; provided, however, that any indemnity or similar provisions of the Criterion Management Agreement which survive such termination shall (a) to the extent constituting Assumed Operating Liabilities, be assumed pursuant to
Section 3.5 above, and (b) to the extent not constituting Assumed Operating
- -----------
Liabilities, survive as a contractual claim against Seller (but not as a claim against Buyer or the Project).

               (xix) Not (a) pay to Criterion any sums pursuant to the Criterion Management Agreement (whether as deferred payments, penalty payments, termination fees, incentive fees, base fees or otherwise) other than reimbursable expenses and management fees which accrue and are payable with respect to the period of time from the Effective Date through the Closing Date or (b) execute any document amending, modifying or supplementing the management agreement for the Property between Seller and Criterion.

                                    ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents, warrants, covenants, and agrees with Seller as to the following as of the date this Agreement is fully executed and as of the Closing Date, except where specific reference is made to another date or dates, in which case such date or dates will be applicable.

          (a) Buyer is a corporation, validly existing, and in good standing under the laws of the State of Virginia with all necessary power and authority to own, lease, operate, and purchase the Property, and to enter into this Agreement.

          (b) The execution, delivery, and performance of this Agreement by Buyer has been duly and validly authorized by all necessary action of Buyer.

          (c) No consent, waiver, approval, or authorization of, or filing, registration, or qualification with, or notice to, any governmental instrumentality or any other person is required to be made, obtained, or given by Buyer in connection with the execution, delivery, and performance of this Agreement.

          (d) The execution, delivery, and performance of this Agreement by Buyer, will not conflict with, or with or without notice or the passage of time, or both, result in a breach of, any of the terms or provisions of, or constitute a default under, any indenture, mortgage, loan agreement, or instrument to which Buyer is a party or by which Buyer or Buyer's property is bound, any applicable Regulation, or any judgment, order, or decree of any court having jurisdiction over Buyer or Buyer's properties.

          (e) This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof, except as enforceability hereof may be limited by bankruptcy, insolvency, or reorganization laws or to applicable principles of equity.

          (f) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, or under any other debtor relief laws contemplated by or pending or threatened against Buyer.

          (g) Pursuant to the current position of the staff of the Pre-Merger Notification Office of the Federal Trade Commission, no filing is required under the Hart-Scott-Rodino AntiTrust Improvements Act of 1976 (the "HSR Act") in
                                                               -------
connection with this Agreement or the Closing hereunder. Buyer agrees to and does indemnify Seller from any fine or penalty resulting from any failure of Buyer to comply with the HSR Act in connection with this Agreement or the Closing hereunder.

                                    ARTICLE 7

                   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

     7.1 Performance of Seller's Obligations. Buyer shall not be obligated to perform any of Buyer's obligations under this Agreement that are to be performed on or prior to Closing unless, within the designated time period, Seller, at the cost and expense of the party herein designated, has furnished or caused to be furnished to Buyer all items required to be furnished to Buyer pursuant to other sections of this Agreement, and such other documents as are required or customarily delivered in order to effect the transfer of property similar to the Project to Buyer at for the Closing; provided, however, Buyer shall give Seller five (5) days' written notice of the necessity for obtaining such other documents.

     7.2 Satisfaction of Buyer's Objections to Survey and/or Title Binder. Buyer shall not be obligated to perform any of Buyer's obligations under this
Agreement that are to be performed on or prior to Closing if Seller fails to cure any of Buyer's objections made in accordance with Section 4.4, or if the
                                                       -----------
Title Company fails to deliver to Buyer the Title Policy in the form provided in
Section 4.2 or if the search performed or obtained by Buyer pursuant to Section
- -----------                                                             -------
9.4(g) below does not reflect that no security interests or liens are claimed by
- ------
any person against the Property or any part thereof other than those to be released at Closing.

     7.3 Breach of Seller's Representations, Warranties, Covenants, and Agreements. Buyer shall not be obligated to perform any of Buyer's obligations under this Agreement that are to be performed on or prior to Closing unless all the representations and warranties by Seller set forth in Section 5.1 of this
                                                          -----------
Agreement are true and correct as of the date this Agreement is fully executed and as of the Closing Date, and unless Seller on or prior to the Closing Date has met, complied with, and performed any conditions, covenants, or agreements on Seller's part required by the terms of this Agreement.

     7.4 No Condemnation. Buyer shall not be obligated to perform under this Agreement if on the Closing Date any portion of the Property has been condemned or sold under threat of condemnation, or is the subject of a condemnation proceeding by a governmental authority with the power and authority to condemn such portion of the Property.

     7.5 Buyer's Investigation. Buyer shall not be obligated to perform under this Agreement if on or before forty (40) days after the Effective Date (the period of time from the Effective Date until such time being herein referred to as the "Inspection Period"), Buyer has delivered written notice to Seller that
        -----------------
Buyer, in its sole and absolute discretion, finds any matter reflected in the documents delivered to Buyer pursuant to Section 5.2(a), or discovered by Buyer
                                         --------------
or its lender in connection with Buyer's inspection of the Property including, without limitation, Buyer's audit of the financial statements and other books and records of the Project, Buyer's physical inspections of the Project and any structural, mechanical and/or environmental inspection of the Project performed by or on behalf of Buyer or its lender, pursuant to this Agreement, to be unsatisfactory in Buyer's sole and absolute discretion. Upon the delivery of such notice, (i) this Agreement shall terminate, (ii) the Title Company shall return the Earnest Money Deposit to Buyer, and (iii) the parties shall be fully released and discharged from any liability or obligations hereunder each to the other. Notwithstanding the foregoing, or anything else herein to the contrary, the Inspection Period shall be extended by one (1) day for each day after the date that is twenty (20) days after the Effective Date that Buyer or the Title Company is not in receipt of the executed original legal opinion(s) of counsel to the Quit-Claim Parties as provided for in this Agreement and the Buyer's Certificate; provided, however, in no event shall the failure of the receipt of such legal opinion(s) cause the Inspection Period to be extended by more than a total of an additional fifty (50) days.

     7.6 Estoppel Certificates. Buyer shall not be obligated to perform any of Buyer's obligations under this Agreement that are to be performed on or prior to Closing unless on or before the Closing Date, Buyer receives from each tenant under the Tenant Leases a Tenant Estoppel Certificate substantially in the form attached hereto as Annex J. Within a reasonable time after receiving any Tenant
                   -------
Estoppel Certificate which is not satisfactory to Buyer, Buyer shall not notify Seller of such fact.

     7.7 Adverse Change. Buyer shall not be obligated to perform any of Buyer's obligations under this Agreement that are to be performed on or prior to Closing if any document or notice delivered to Buyer pursuant to Section 9.3(a), is
                                                         --------------
found by Buyer, in Buyer's reasonable discretion, to reflect a material adverse change in the condition or operation of the Property (exclusive, however, of seasonal decreases in bookings or inventory levels).

     7.8 Hazardous Materials. Buyer shall not be obligated to perform any of Buyer's obligations under this Agreement that are to be performed on or prior to Closing if any inspection and/or sampling results conducted by Buyer to ascertain whether there are any Hazardous Materials on, in, or under the Property and/or whether any Release has occurred on, in or under the Property indicates the presence and/or occurrence thereof which either (a) is material and of which Buyer did not have actual knowledge prior to the expiration of the Inspection Period, or (b) occurred after the expiration of the Inspection Period.

     7.9 Opinion of Seller's Counsel. Buyer shall not be obligated to perform any of Buyer's obligations under this Agreement that are to be performed on or prior to Closing unless Seller's counsel delivers to Buyer a legal opinion with respect to the matters covered in Sections 5.1(a), 5.1(b) and 5.1(e)(i), and
                                  ---------------  ------     ---------
counsel to the Quit-Claim Parties deliver to Buyer and the Title Company one or more legal opinions as to the authority of the Quit-Claim Parties to execute and deliver the Quit-Claim Documents and the enforceability of the Quit-Claim Documents; each such opinion being in form and substance satisfactory to Buyer and Buyer's counsel in their reasonable discretion.

     7.10 Quit-Claim Documents. Buyer shall not be obligated to perform any of Buyer's obligations under this Agreement that are to be performed on or prior to Closing unless (i) the Title Company has received and is unconditionally prepared to release and record fully executed and appropriately acknowledged original counterparts of the Quit-Claim Documents and has also received one or more opinions of counsel to the Quit-Claim Parties in the form described in the Buyer's Certificate and in form and content acceptable to the Title Company and (ii) the Title Company is prepared to issue the Title Policy free from any exception related to the litigation that is the subject of the Quit-Claim Documents or any other litigation or forfeiture proceeding of any kind or character with respect to the Seller or the Property, or to which the Seller is a party.

     7.11 Criterion's Performance. Buyer shall not be obligated to perform any of Buyer's obligations under this Agreement that are to be performed on or prior to Closing unless, within the designated time period Criterion, at the cost and expense of the party herein provided, has (i) furnished or caused to be furnished to Buyer all items required to be furnished to Buyer by Criterion, and
(ii) performed all obligations that Criterion is hereunder required to perform, including, without limitation, the agreements of Criterion contained in the Consent and Joinder attached to this Agreement.

     7.12 Change in Facts Certified in Buyer's Certificate. Buyer shall not be obligated to perform any of Buyer's obligations under this Agreement that are to be performed on or prior to Closing if (i) any fact or circumstance certified, or to be certified by Buyer in the Buyer's Certificate changes after the Effective Date such that the certification made, or to be made by Buyer is no longer accurate, (ii) Buyer delivers written notice of such changed fact or circumstance to Seller and the Quit-Claim Parties and (iii) the Quit-Claim Parties do not accept such changed fact or circumstance and authorize the Title Company to release the Quit-Claim Documents notwithstanding such changed fact or circumstance.

     7.13 Buyer's Right to Waive Conditions Precedent. Buyer may, at Buyer's sole option, elect to waive any of the conditions precedent to performance of its obligations hereunder contained in this Article 7 by giving written notice
                                            ---------
to Seller of its election to waive any such condition precedent at any time on or before the Closing Date. If Buyer elects to waive any such condition precedent, this Agreement shall continue in full force and effect, and the obligations of Buyer and Seller hereunder shall be unaffected by such waiver, except that such condition that shall have been so waived shall no longer be a condition to this Agreement.

     7.14 Termination if Conditions Precedent not Satisfied or Waived. If any of the conditions precedent to the performance of Buyer's obligations specified in this Article 7 have not been satisfied by Seller or waived by Buyer, then Buyer
     ---------
may, by written notice delivered to Seller, as Buyer's sole and exclusive remedy (unless the existence of such fact or circumstance independently provides an additional remedy to Buyer pursuant to any other provision of this Agreement) terminate this Agreement on the Closing Date (or earlier if Buyer determines that any condition precedent herein cannot be satisfied prior to the Closing
Date). On such termination, the Earnest Money Deposit shall be forthwith returned to Buyer by the Title Company on receipt of written notice from Buyer that is not contested in writing by Seller within five (5) days of Seller's receipt (or deemed receipt) of a copy thereof, that the conditions precedent to the performance of Buyer's obligations hereunder have not been satisfied by Seller or waived by Buyer, which written notice need not be accompanied by any other document or consent of any other party hereto. However, Seller shall, on written request from Buyer, and provided that Seller is not then in good faith disputing Buyer's determination that Seller has failed to perform hereunder as provided above, promptly issue such instructions as may be reasonably required to cause the Title Company to return the Earnest Money Deposit to Buyer and, thereafter, the parties hereto shall have no further obligations hereunder, one to the other.


                                    ARTICLE 8

                   CONDITION PRECEDENT TO SELLER'S PERFORMANCE

     8.1 Performance of Buyer's Obligations. Seller shall not be obligated to perform under this Agreement unless Buyer has performed all of Buyer's obligations under this Agreement including payment of the Purchase Price.

     8.2 Buyer's Certificate. Seller shall not be obligated to perform under this Agreement (i) if Buyer fails to execute and deliver to Seller the Buyer's Certificate for reasons other than as hereinafter provided in clause (ii), or
(ii) if Buyer notifies Seller of a changed fact or circumstance certified, or to be certified in the Buyer's Certificate pursuant to Section 7.12 above and, as a
                                                    ------------
result, Buyer fails to deliver the Buyer's Certificate and the Quit-Claim Parties do not accept such changed fact or circumstance and authorize the Title Company to release the Quit-Claim Documents notwithstanding such changed fact or circumstance.

     8.3 Termination if Condition Precedent not Satisfied. If the conditions precedent to the performance of Seller's obligations hereunder have not been satisfied by Buyer in accordance with Sections 8.1 and 8.2, or waived by Seller,
                                      --------------------
then Seller, as its sole and exclusive remedy, by written notice delivered to Buyer, may terminate this Agreement on the Closing Date. On such termination, the Earnest Money Deposit shall either (i) if such termination is pursuant to
Section 8.1 or Section 8.2(i) above, be delivered to Seller by the Title Company
- -----------    --------------
on receipt of written notice from Seller, that is not contested in writing by Buyer within five (5) days of Buyer's receipt (or deemed receipt) of a copy thereof, that the conditions precedent to the performance of Seller's obligations hereunder have not been satisfied by Buyer or waived by Seller, which written notice need not be accompanied by any other documents or consent of any other party hereto (however, Buyer shall, on written request from Seller, and provided that Buyer is not then in good faith disputing Seller's determination that Buyer has failed to perform hereunder as provided above, promptly issue such instructions as may be reasonably required to cause the Title Company to release the Earnest Money Deposit to Seller), or (ii) if such termination is pursuant to Section 8.2 (ii) above, be delivered to Buyer by the
                           ----------------
Title Company (and, as provided in Section 7.14 above, Seller shall execute such
                                   ------------
documents as are necessary to effect such release).

                                    ARTICLE 9

                                     CLOSING

     9.1 Date and Place of Closing. The Closing hereunder shall take place in the offices of Buyer's legal counsel in Dallas, Texas. The Closing Date shall be the date that is sixty (60) days after the Effective Date, or, at the election of Buyer, any earlier date provided that Buyer provides Seller with five (5) days prior notice of such earlier date.

     9.2 Postponement of Closing by Buyer or Seller. Buyer may, at its option, postpone the Closing if on the Closing Date Buyer has made objections in accordance with Section 4.4 that have not been cured or waived, or if the Title
                -----------
Company has advised that it is not able to issue the Title Policy in accordance with Section 4.2 on the Closing Date, then, at Buyer's sole option, the Closing
     -----------
may be postponed not less than five (5) nor more than thirty (30) days to such date as may be designated by Buyer in a written notice to Seller, and such postponed date shall then be the Closing Date. Seller may, at Seller's option, postpone the Closing if on the Closing Date, Seller (i) has failed to cure any objection to title which pursuant to Section 4.5 above Seller has agreed and/or
                                     -----------
is obligated to cure, other than the release of the liens benefitting West Merchant (for which no extension shall be granted), (ii) Seller is diligently and continuously endeavoring to cure such objection, and (iii) Buyer, in its sole discretion, is not willing to waive such title defect, then, at Seller's option, the Closing may be postponed not less than five (5) nor more than thirty
(30) days to such date as may be designated by Seller in a written notice to Buyer, and such postponed date shall then be the Closing Date.

     9.3 Items to be Delivered at the Closing.

          (a) Seller. At the Closing (except where another time or place is herein expressly provided), Seller shall deliver to Buyer, at Seller's sole cost and expense (except as herein specifically provided to the contrary), each of the following items:

               (i) Intentionally deleted.

               (ii) The Deed, duly executed and acknowledged by Seller, and in form for recording, conveying title to the Property to Buyer as provided in
Section 4.5 above.
- -----------
               (iii) The Assignment, duly executed by Seller, conveying title to the FF&E, Consumables, Personal Property and the Tenant Leases to Buyer or its lessee, property manager or other designee (as Buyer shall specify), subject to the Permitted Exceptions and all other matters or documents. The Assignment shall, among other things:

                    (1) Convey to Buyer or its lessee, property manager or other designee (as Buyer shall specify) all of the Tradenames, FF&E and Consumables.

                    (2) Transfer to Buyer or its lessee, property manager or other designee (as Buyer shall specify) all of Seller's interest as landlord in the Tenant Leases encumbering the Project as of the Closing Date. However, Buyer shall not assume any losses, liabilities, costs (including reasonable attorney's fees), expenses, penalties, judgments, claims, causes of action, or demands of any kind or character arising or occurring under the Tenant Leases prior to the Closing Date to the extent same are not Assumed Operating Liabilities, and same shall remain the liabilities of Seller, who shall satisfy same.

                    (3) Subject to the following sentence, transfer to Buyer or its lessee, property manager or other designee (as Buyer shall specify) all of Seller's interest in the Equipment Leases encumbering the Project on the Closing Date. After the expiration of the Inspection Period, if Buyer has not exercised its termination rights under this Agreement, Seller shall cause Criterion to take such actions, to terminate any Equipment Leases which Buyer notifies Seller in writing that Buyer desires to have terminated, and any and all fees or expenses associated with the termination of such Equipment Leases shall for all purposes under this Agreement be Assumed Operating Liabilities. However, Buyer shall not assume any losses, liabilities, costs (including reasonable attorney's fees), expenses, penalties, judgments, claims, causes of action or demands of any kind or character arising or occurring under such Equipment Leases prior to the Closing Date to the extent same are not Assumed Operating Liabilities, and same shall remain the liabilities of Seller, who shall satisfy same.

                    (4) Subject to the following sentence, assign to Buyer or its lessee, property manager or other designee (as Buyer shall specify) all Operating Agreements. After the expiration of the Inspection Period, if Buyer has not exercised its termination rights under this Agreement, Seller shall cause Criterion to take such actions, to terminate any Operating Agreements which Buyer notifies Seller in writing that Buyer desires to have terminated, including, without limitation, the existing management agreements with Criterion, and any and all fees or expenses associated with termination of such Operating Agreements, other than the existing management agreement with Criterion which shall be terminated at no cost to Buyer, shall for all purposes under this Agreement be Assumed Operating Liabilities. However, Buyer shall not assume any losses, liabilities, costs (including reasonable attorney's fees), expenses, penalties, judgments, claims, causes of action or demands of any kind or character arising or occurring under such Operating Agreements prior to the Closing Date to the extent same are not Assumed Operating Liabilities, and same shall remain the liabilities of Seller, who shall satisfy same.

                    (5) Assign to Buyer or its lessee, property manager or other designee (as Buyer shall specify) all warranties and guarantees pertaining to the Project.

               (iv) A current rent roll in the same form as that attached hereto as Annex F, duly certified by Criterion.
   -------

               (v) Intentionally deleted.

               (vi) Evidence satisfactory to the Title Company that all necessary corporate, partnership, or other action on the part of Seller has been taken with respect to the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby so that all of such documents are or will be validly executed and delivered and will be binding upon the Seller.

               (vii) Intentionally deleted.

               (viii) Unless previously provided to Buyer in connection with its inspection and approval of the Property, deliver, or cause Criterion to deliver to Buyer at the Project a complete set (to the extent possessed by Seller or Criterion) of all architectural, mechanical, electrical, plumbing, drainage, and similar plans and specifications used in the construction of the Project; all books and records pertaining to the Property customarily maintained on the site; and all promotional brochures, forms, leases, posters, signs, stationery, and similar items which relate to or are used by Seller in the conduct of its business on the Property.

               (ix) If not previously delivered to Buyer, or if any fact represented in such previously delivered certificate has changed, a current fully executed certificate in the form attached hereto as Annex C.
                                                          -------

               (x) A certificate certified by Seller to the effect that all representations and warranties by Seller to Buyer pursuant to this Agreement are true, correct, and complete in all material respects as of the Closing Date. The foregoing certificate shall, by its terms, survive Closing for a period of six
(6) months.

               (xi) Cause Criterion to deliver to Buyer at the Project all keys, passwords, access cards, combinations, codes and other similar entry or control devices with respect to the Project.

               (xii) Intentionally deleted.

               (xiii) Fully executed and acknowledged counterparts of the Assignment and Assumption Agreement.

               (xiv) The fully executed and acknowledged Quit-Claim Documents and the opinion(s) of counsel to the Quit-Claim Parties in the form described in the Buyer's Certificate.

               (xv) Such proof as Buyer may reasonably require with respect to Seller's compliance with all bulk sales laws or similar statutes if such statutes are applicable to this transaction).

               (xvi) All additional documents and instruments which counsel to Buyer may reasonably determine are necessary to effect the transfer of the Property to Buyer as provided in this Agreement.

          (b) Buyer. At, or at Buyer's election, prior to the Closing, Buyer shall deliver to Seller:

               (i) The Purchase Price which shall be adjusted solely as and to the limited extent herein specifically provided.

               (ii) At least four (4) business days prior to the scheduled Closing Date, a fully executed counterpart of the Buyer's Certificate dated no earlier than six (6) business days prior to the scheduled Closing Date and the opinion of counsel to Buyer as required pursuant to the Buyer's Certificate.

               (iii) At least ten (10) days prior to the scheduled Closing Date, a notice addressed to the Title Company, Seller and the Quit-Claim Parties, specifying the scheduled Closing Date.

               (iv) Fully executed counterparts of the Assignment and Assumption Agreement.

     9.4 Closing of the Books. The "Cut-Off Time" as used herein shall mean
                                    ------------
12:01 A.M. on the day of Closing (the "Proration Date"). Notwithstanding the
                                       --------------
assumption of the Assumed Operating Liabilities and the assignment of the Assigned Receivables, at Closing, if requested by Buyer, Seller shall cause Criterion to cooperate with Buyer's efforts to close the Project's books as of the Cut-Off Time. As a result, and in furtherance thereof, the following calculations and adjustments shall be made at the Closing:

          (a) Revenues, Cash and Receivables. Buyer or its lessee, property manager or other designee (as Buyer shall specify) shall be assigned all room revenues for rooms occupied at the Project on the night preceding the morning of the Proration Date. All other revenues from the Project through and including the last full business day prior to the Proration Date shall be included in the Assigned Receivables. At Closing, Seller shall assign to Buyer (i) the petty cash funds at the Project as of the Cut-Off Time, and (ii) the guest ledger as of the Cut-Off Time for guests staying at the Project on the Closing Date as well as all cash, checks, and other funds, and all receivables (whether in the form of notes or other security) located at the Project or pertaining to the Project as of the Cut-Off Time as well as all balances on deposit to the credit of Seller with banking institutions on the Closing Date. In connection with Seller's assignment of the Assigned Receivables, Seller shall also assign to Buyer or its lessee, property manager or designee (as Buyer shall specify) all rights to collect all other receivables for such assignee's own account. If Seller receives revenues from the Project on or after the Closing Date Seller shall immediately remit said revenues to Buyer.

          (b) Consumables. At the Closing, Seller shall transfer to Buyer or its lessee, property manager or other designee (as Buyer shall specify), and Buyer or its lessee, property manager or other designee (as Buyer shall specify) shall accept from Seller with all faults, all of the Consumables. Consumables will only be used in the ordinary course of Project operations between the date hereof and the Closing Date and the level of Consumables will not be less than the levels located at the Project on the Effective Date.

          (c) Tenant and Room Deposits. Seller shall assign to Buyer or its lessee, property manager or other designee (as Buyer shall specify) all security deposits held by Seller pursuant to Tenant Leases and all deposits held by Seller in connection with future use of the Project by third parties, including but not limited to banquet deposits, room deposits and other similar reservations deposits.

          (d) Real Estate Taxes. All unpaid real estate and personal property taxes attributable to the Project on the Closing Date shall be included in the Assumed Operating Liabilities. Seller shall cause Criterion to cooperate with Buyer in connection with the payment by Buyer, at Closing, from the cash balances included in the Assigned Receivables, of all ad valorem taxes as are due and payable as of the Closing Date.

          (e) Utility Charges. All utility charges attributable to the Project through and including the day preceding the Closing Date (except for those utility charges payable by tenants in accordance with the Tenant Leases) shall be included in the Assumed Operating Liabilities. Seller shall assign to Buyer or its lessee, property manager or other designee (as Buyer shall specify) any deposits Seller has with any of the utility services or companies servicing the Project if Buyer or its lessee, property manager or other designee (as Buyer shall specify) elects such assignment or Buyer or its lessee, property manager or other designee (as Buyer shall specify) may arrange with all utility services and companies servicing the Project to have accounts started in the name of Buyer or its lessee, property manager or other designee (as Buyer shall specify) as of the Closing Date.

          (f) Operational Payments. Buyer or its Qualified Designee shall be responsible for the costs of all employees of the Project employed immediately prior to the Closing including all costs, expenses, health coverage, benefits, sick leave, vacation time, wages, salaries, unemployment coverage, pensions and employee liabilities, withdrawal liabilities and any and all other matters relating to the Project. However, in no event shall Buyer have any obligation to retain and/or hire any employee(s) of Seller or Criterion. In any event, Buyer or its Qualified Designee shall be responsible for any severance payments, any and all liability whatsoever to employees of Seller or Criterion pursuant to the provisions of 29 U.S.C. 2101 et. seq. (the so called "WARN Act"), the health
                                                      --------
insurance provisions of the Consolidated Omnibus Budget Reconciliation Act (29 U.S.C. 1161-1168) (the so called "COBRA Act") or any other liability arising by
                                  ---------
reason of Buyer's failure to retain or rehire any employees of the Project who were employed immediately prior to the Closing, and Buyer, or at Buyer's election, its Qualified Designee, shall indemnify Seller from any fine or penalty resulting under the WARN Act or the COBRA Act in connection with the Closing hereunder.

          (g) Equipment Leases and Operating Agreements. Any amounts prepaid or payable under any Equipment Leases or Operating Agreements pertaining (or any other prepaid items) to the Project shall be assigned to Buyer, or its lessee, property manager or other designee (as Buyer shall specify) at the Closing. At or prior to Closing, Buyer will obtain at Buyer's expense, a certificate from the Title Company (or such other certificates as may be acceptable to Buyer) stating that a search has been made of both the state and county records wherein financing statements and security agreements are filed under the Florida Uniform Commercial Code from the date of any prior search to the Closing Date and that such search indicates that no security interests or liens of any kind or nature, including, but not limited to, any equipment financing or leasing arrangements, are claimed by any person against the Property, or any part thereof.

          (h) Trade Payables. Accrued and unpaid trade payables as of the Closing Date shall be included in the Assumed Operating Liabilities.

          (i) Excise, Transfer, Sales and Occupancy Taxes. Buyer shall be responsible for the payment of any transfer taxes and recording fees imposed with respect to the transaction contemplated by this Agreement and shall indemnify and hold harmless Seller from the payment of such transfer taxes and recording fees. Buyer shall be responsible for any sales taxes imposed with respect to this transaction and shall indemnify and hold harmless Seller from the payment of such sales taxes. Except as provided to the contrary on Annex
                                                                       -----
M-II, unpaid hotel occupancy and/or use taxes as of the Closing Date and any and
- ----
all other taxes assessed by any city, county, state or other governmental entity for all periods prior to Closing shall be included in the Assumed Operating Liabilities. Buyer shall be responsible for all hotel occupancy and/or use taxes and any and all other taxes assessed by any city, county, state or other governmental entity for all periods from and after Closing and shall indemnify and hold Seller harmless from and against any claims arising from the failure to timely discharge such taxes.

          (j) Guest Baggage. Any baggage or other property of departed guests held by Seller as security for unpaid accounts receivable shall be left at the Project on the Closing Date. All baggage of guests not so held as security which has been checked with or left in the care of Seller, shall be inventoried, sealed, and tagged jointly by Criterion and Buyer.

          (k) Safety Deposit Boxes. On the Closing Date Seller shall cause Criterion to deliver to Buyer or its lessee, property manager or other designee (as Buyer shall specify) all keys to the safe deposit boxes on the Property and all receipts and agreements relating to such safe deposit boxes, which receipts shall contain the name and room number of each depositor. On the Closing Date Seller shall cause Criterion to send written notice to guests on the Property who have safe deposit boxes, advising them of the sale of the Property to Buyer and the procedures to be followed pursuant to this Section 9.4(k) and requesting
                                                   --------------
the removal and verification of the contents thereof within three (3) days after the Closing Date. All such removals and certifications during said three (3) days shall be under the supervision of a representative of Buyer and Criterion. Boxes of guests who have not responded to such written notice shall be listed at the end of such three (3) day period. Said boxes shall be opened in the presence of a representative of Buyer and Criterion and the contents recorded. Any such property so recorded, and thereafter remaining in the hands of Buyer shall be the responsibility of Buyer and Buyer shall indemnify and hold Seller harmless against any liability for such property.

     9.5 Possession and Closing. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject to rights of tenants under the Tenant Leases.

     9.6 Costs of Closing. Each of Buyer and Seller shall pay their respective legal fees in connection with the negotiation, documentation and closing of this transaction.

     9.7 Intentionally deleted.

     9.8 Notification to Tenants. Seller and Buyer covenant and agree to execute at Closing, a written notice of the acquisition of the Property by Buyer, in sufficient copies for transmittal to all tenants and to other parties affected by the sale and purchase and properly addressed to all such tenants and other parties. Such notices shall be prepared by Criterion on Seller's behalf and shall be in form and substance acceptable to the Buyer and Seller, notifying the addressees of the sale and transfer and containing appropriate instructions relating to the payment of future rentals, the giving of future notices, and other matters reasonably required by Buyer or required by law. The notices shall specify the amount of each tenant's security deposit, if any, and that the security deposit has been delivered to Buyer. Unless a different procedure is required by applicable law, in which event such law shall be complied with, Buyer agrees to transmit such letters to the tenants promptly after the Closing.


                                   ARTICLE 10

                              DEFAULTS AND REMEDIES

     10.1 Seller's Defaults; Buyer's Remedies.

          (a) Seller's Defaults. Seller shall be deemed to be in default hereunder if (i) any of Seller's warranties or representations set forth herein is or becomes untrue at any time on or before the Closing Date, or (ii) Seller fails to meet, comply with, or perform any covenant, agreement, or obligation on its part required within the time limits and in the manner required in this Agreement.

          (b) Buyer's Remedies. If Seller is deemed to be in default hereunder Buyer may, at Buyer's sole option, and, as Buyer's sole and exclusive remedy, do any one of the following: (i) terminate this Agreement by written notice delivered to Seller on or before the Closing Date; or (ii) enforce specific performance of this Agreement against Seller, in which event Buyer shall (except to the extent Seller is obligated to cure any title defect pursuant to Section
                                                                       -------
4.5 above) be deemed to have accepted Seller's title to the Property. The
- ---
provisions of this Section 10.1(b) shall not limit Buyer's remedies against
                   ---------------
Seller following Closing for any
default under those representations, warranties, covenants and/or indemnities of Seller which survive Closing.

          (c) Return of Earnest Money Deposit. Upon the occurrence of any event deemed to be a default by Seller hereunder, the Earnest Money Deposit shall be forthwith returned to Buyer by the Title Company upon receipt of written notice from Buyer (not contested by Seller as provided in Section 7.14 above) that
                                                   ------------
Seller has defaulted under this Agreement, which written notice need not be accompanied by any other document or consent of any other party hereto. If the Earnest Money Deposit is to be returned to Buyer in accordance with this Section
                                                                         -------
10.1, provided that Seller is not in good faith contesting such return as
- ----
provided in Section 7.14 above, Seller shall promptly, on written request from
            ------------
Buyer, execute and deliver such documents as may be required to cause the Title Company to return the Earnest Money Deposit to Buyer.

     10.2 Buyer's Default; Seller's Remedies.

          (a) Buyer's Default. Buyer shall be deemed to be in default hereunder if (i) any of Buyer's warranties or representations set forth herein is or becomes untrue at any time on or before the Closing Date, or (ii) Buyer fails to perform any covenant, agreement or obligation on its part to be performed for any reason other than a default by Seller hereunder or termination of this Agreement prior to Closing.

          (b) Seller's Remedy. If Buyer is deemed to be in default hereunder prior to Closing, Seller, as Seller's sole and exclusive remedy for such default, shall be entitled to the Earnest Money Deposit, which shall be forthwith delivered to Seller by the Title Company upon receipt of written notice from Seller that is not contested in writing by Buyer within five (5) days of Buyer's receipt (or deemed receipt) of a copy hereof, that Buyer has defaulted under this Agreement, which notice need not be accompanied by any other document or consent of any other party hereto. Buyer and Seller agree that such sum shall be liquidated damages for a default of Buyer hereunder because of the difficulty, inconvenience, and uncertainty of ascertaining actual damages for such default. If Seller notifies Buyer and the Title Company that Seller is entitled to the Earnest Money Deposit in accordance with this Section 10.2, and
                                                              ------------
Buyer is not then in good faith disputing Seller's determination that Seller is entitled to the Earnest Money Deposit, Buyer agrees to deliver, on written request of Seller, such instructions as may be reasonably necessary to cause the Title Company to deliver the Earnest Money Deposit to Seller.

     10.3 Special Default Provision. Notwithstanding anything in Section 10.1
                                                                 ------------
above or elsewhere herein to the contrary, to the extent that any provision of this Agreement other than Section 4.5 expressly delegates to Criterion the
                          -----------
performance of any of Seller's obligations or duties (i.e., where Seller has
                                                      ---
agreed "to cause" Criterion to perform any action or covenant by use of such words or other words of similar meaning), (i) Criterion agrees to and shall be obligated to use its best efforts to endeavor to timely preform such covenant or obligation, and (ii) if such obligation or covenant is not timely performed by either Seller or Criterion (a) Buyer shall not have the right to seek specific performance of such obligation or covenant by Seller or to pursue any claim for damages against Criterion, and (b) Buyer shall have the right (x) to exercise its termination remedy pursuant to Section 10.1 above, and/or (y) to
                                               ------------
seek specific performance of such obligation or covenant by Criterion to the extent that the performance thereof is within the control of Criterion.

                                   ARTICLE 11

                                 LOSS OR DAMAGE

     11.1 Casualty Loss. The Property shall be delivered to Buyer on the Closing Date in as good condition as presently exists, ordinary wear and tear only excepted. If the Property or any part thereof shall be damaged or destroyed by fire or other casualty prior to the Closing Date, Seller shall deliver written notice of such fire or other casualty to Buyer, and


          (a) If the reasonable cost to repair such damage is One Hundred Thousand and No/100 Dollars ($100,000.00) or less, Buyer, at its option, may either (i) cause Seller to promptly commence and continuously pursue to completion the restoration of the Property to the condition in which it existed immediately prior to such loss or damage, or (ii) cause Seller to both (I) assign to Buyer at Closing the proceeds and/or right to receive the proceeds of all insurance carried by Seller with respect to such fire or other casualty and
(II) pay to Buyer, at Closing, an amount equal to the applicable deductible(s) under the insurance policies in question. Buyer shall make its election within fifteen (15) days after written notice of the occurrence of the casualty.

          (b) If the reasonable cost to repair such loss or damage is more than One Hundred Thousand and No/100 Dollars ($100,000.00), Buyer, at its option, may either (i) cause Seller to both (I) assign to Buyer at Closing the proceeds and/or right to receive the proceeds of all insurance carried by Seller with respect to such fire or other casualty and (II) pay to Buyer, at Closing, an amount equal to the applicable deductible(s) under the insurance policies in question; or (ii) withdraw from this transaction. Buyer shall make its election, before the later of fifteen (15) days after its receipt of notice of the occurrence of such fire or other casualty or ten (10) days after its receipt of the report of the appraiser (if an appraiser is appointed as hereinafter provided).

Any election made by either party hereunder shall be in writing and, to be effective, must be delivered to the other party by the times specified.

     11.2 Effect of Elections. If Buyer fails to make an effective election under Section 11.1(a), Buyer shall be deemed to have selected Section
      --------------                                          -------
11.1(a)(ii). If Buyer fails to make an effective election under Section 11.1(b),
- -----------                                                     ---------------
Buyer shall be deemed to have selected Section 11.1(b)(i). If the loss is
                                       ------------------
covered by Section 11.1(a), or if Buyer selects (or is deemed to have selected)
           ---------------
Section 11.1(b)(i), then the obligations of the parties hereunder shall not be
- ------------------
affected by reason of such loss or damage, Buyer shall have no right to withdraw from this transaction by reason of such loss or damage, and Seller shall take all action and/or execute all documents reasonably requested by Buyer, before or after Closing, to collect and/or transfer the right to collect any applicable insurance proceeds.

     11.3 Effect of Buyer's Withdrawal. If Buyer selects Section 11.1(b)(ii),
                                                         -------------------
then Buyer shall be entitled to the return of the Earnest Money Deposit, and the parties shall be fully released and discharged from any liability or obligation hereunder each to the other.

     11.4 Appraisal of Damage. If within fifteen (15) days after the occurrence of such loss or damage the parties are unable to agree as to the reasonable cost of the repair or restoration thereof, Buyer shall appoint an independent appraiser to ascertain such reasonable cost. Buyer and Seller share equally the cost of such appraisal and the report of such independent appraiser shall be conclusive to determine such cost for this Article 11.
                                           ----------

                                   ARTICLE 12

                               BROKERAGE INDEMNITY

     Seller hereby represents and warrants to Buyer that it has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that it has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due or payable to any party with respect to the transaction contemplated hereby. Buyer hereby represents and warrants to Seller that Buyer has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that it has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due or payable to any party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article 12 shall survive the Closing.
                              ----------

                                   ARTICLE 13

                              Intentionally Deleted

                                   ARTICLE 14

                                  MISCELLANEOUS

     14.1 References. All references to "Article," "Articles," "Section," or "Sections" contained herein are, unless specifically indicated otherwise, references to Articles and Sections of this Agreement.

     14.2 Annexes. All references to "Annexes" contained herein are references to annexes attached hereto, all of which are made a part hereof for all purposes.

     14.3 Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

     14.4 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

     14.5 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or annexes hereto.

     14.6 Notices. Whenever this Agreement requires or permits any consent, approval, notice, request or demand from one party to the other (collectively, "Notice"), such Notice must be in writing to be effective and shall be effective
 ------
on the date such Notice sent by a party hereto or legal counsel to a party hereto (which Notice from legal counsel to a party shall be binding on the party represented by such legal counsel and shall be deemed Notice from the party represented by such legal counsel) is actually received by the addressee. The following shall be prima facia evidence of actual receipt of Notice by the addressee: (a) if mailed, by a United States certified mail return receipt, signed by the addressee or the addressee's agent or representative, (b) if by telegram, by a telegram receipt signed by the addressee or the addressee's agent or representative, (c) if hand delivered (including delivery by any overnight or other delivery service), by a delivery receipt signed by the addressee or the addressee's agent or representative, or (d) if sent by facsimile transmission, with confirmation of receipt at the facsimile number to which it was sent. Each party's initial address for delivery of any Notice is designated below, but any party from time to time may designate a different address for delivery of any Notice by delivering to the other party Notice of such different address; provided, however, neither party may designate an address for delivery of Notice not located within the United States. Each party hereto covenants and agrees to mail copies of any Notice to the parties designated to receive copies of any Notice on the signature page hereof, but the failure of the addressee for any copy actually to receive such copy shall not render the Notice ineffective.

     If to Buyer:                  PAH Acquisition Corporation
                                   3030 LB Freeway, Suite 1500
                                   Dallas, TX  75234
                                   Attention:  John P. Bohlmann
                                   (fax) 214/888-8029


     Copies to:                    Gardere & Wynne, L.L.P.
                                   3000 Thanksgiving Tower
                                   1601 Elm Street
                                   Dallas, Texas  75201-4761
                                   Attention:  Clifford J. Risman
                                   (fax) 214/999-4667

     If to Seller:                 BV Hotel & Spa Acquisition, Ltd.
                                   c/o Itex, Inc.
                                   Suite 208, 1428 Brickell Avenue
                                   Miami, Florida 33131
                                   Attention: Adolfo Malave
                                   (fax) 305/381-8537

     Copies to:                    Rubin, Baum, Levin, Constant,
                                   Freidman & Bilzin
                                   2500 First Union Financial Ctr.
                                   Miami, Florida  33131-2336
                                   Attention: Martin A. Schwartz
                                   (fax) 305/374-7593

     and to:                       West Merchant Bank Limited
                                   33-36 Gracechurch Street
                                   London, England EC 3V OAX
                                   Attention: Ian Beckman
                                   (fax) 011-44-171-283-6871

     and to:                       Dewey Ballantine
                                   1301 Avenue of the Americas
                                   New York, New York 10019-6092
                                   Attention: Stephen R. MacDonald
                                   (fax) 212/ 259-6333

     14.7 Governing Law. This Agreement is being executed and delivered, and is intended to be performed, in the State of Florida, and the laws of such State shall govern the validity, construction, enforcement, and interpretation of this Agreement, unless otherwise specified herein.

     14.8 Performance of Agreement. The obligations under the terms of the Agreement are performable in Broward County, Florida, and any and all payments under the terms of the Agreement are to be made in Broward County, Florida.

     14.9 Venue. The parties hereto consent and agree that venue of any action brought under this Agreement shall be in Broward County, Florida, if the venue of such action is legally permissible in such county.

     14.10 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the Property, and may be amended, supplemented or modified only by an instrument in writing executed by the party against whom enforcement is sought and, if enforcement is sought against the Seller, also executed by West Merchant.

     14.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     14.12 Parties Bound. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer, and their respective heirs, personal representatives, successors, and assigns. Buyer may, prior to Closing, assign all its rights and obligations under this Agreement to Patriot American Hospitality Partnership, L.P. or any other entity wholly owned, directly or indirectly, by Patriot American Hospitality Partnership, L.P. and/or its general partner, PAH GP, Inc. provided that such assignee executes a Buyer's Certificate dated no more than six (6) business days prior to the scheduled Closing Date and delivers same to the Seller at least four (4) business days prior to the scheduled Closing Date and adds to such Buyer's Certificate a statement as to the type of entity and its ownership structure. Seller agrees that if Buyer assigns its rights to this Agreement, such assignment will have the effect of fully releasing Buyer without any further documentation to evidence the same. Notwithstanding the previous sentence, upon any such assignment, Seller further agrees to execute any such documents as Buyer may require to effectuate Seller's intent of releasing Buyer from any and all liability with regard to the Agreement. Buyer agrees to accept performance of Seller's obligations hereunder (other than the execution of documents) from West Merchant and/or Criterion.

     14.13 Risk of Loss. Subject to the provisions of Article 11, risk of loss
                                                      ----------
or damage to the Property, or any part thereof, by fire or any other casualty from the Effective Date up to the Closing Date will be on Seller and, thereafter, will be on Buyer.

     14.14 Further Acts. In addition to the acts and deeds recited herein and contemplated to be performed, executed, and/or delivered by Seller and Buyer, Seller and Buyer agree to perform, execute, and/or deliver or cause to be performed, executed, and/or delivered at the Closing or after the Closing any and all such further acts, deeds, and assurances as may be necessary to consummate the transactions contemplated hereby.

     14.15 Expiration. The offer of Buyer extended by the delivery of this Agreement to Seller shall be automatically revoked unless Seller shall execute at least four (4) original counterparts of this Agreement and deliver all four
(4) original counterparts to the Title Company on or before 5:00 p.m., on the date which is five (5) business days after the date on which Buyer has executed this Agreement.

     14.16 Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement.

     14.17 No Recordation. In no event shall any party hereto file or record this Agreement or any memorandum hereof in the real property records.

     14.18 Tax Consequences. There shall be no recourse by an party hereto against any other party hereto because the execution or consummation of this Agreement (or any of the transactions contemplated herein) has or does not have any particular federal or state income tax consequences to such party as contemplated by such party.

     14.19 Management. Within five (5) days after the Effective Date, Seller shall cause Criterion to deliver to Buyer a current copy of the management agreement for the Project between Seller and Criterion, which, pursuant to this Agreement, will be terminated effective as of Closing Date. It shall be Buyer's sole responsibility to provide for the management of the Project after the Closing.

     14.20 No Shop Clause. Seller for itself and its affiliates covenants and agrees not to market the Project or any equity investment or other form of participation therein or to accept any so called "back-up" contracts or other similar agreements for the sale of the Project or any other equity investment or other form of participation therein while this Agreement is in effect unless any such discussions are conducted after the disclosure of the existence of this Agreement and any such so-called "back-up" contracts or other agreements expressly provide (i) that the parties thereto recognize this Agreement and (ii) that same are unconditionally subordinate to this Agreement and Buyer's rights hereunder.

     14.21 Radon Disclosure. In accordance with Section 404.056(7) of Florida Statutes, Buyer is advised that radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. The foregoing disclosure is provided to comply with state law and is for informational purposes only. Seller has not conducted radon testing with respect to the Property and specifically disclaims any and all representations and warranties as to the absence of radon gas or radon producing conditions in connection with any building and the Property.

     14.22 Bulk Sale. It shall be the obligation of Seller to comply with any bulk sale requirements, statutes, laws, ordinances and regulations promulgated with respect thereto, if any, in the sate in which the Property is located, or in or by any governmental entity having jurisdiction with respect thereto. The provisions of this Section 14.22 shall survive the Closing of the transaction
                   -------------
contemplated hereby.

     14.23 Seller's Expense. Whenever the term "at Seller's expense" or any similar term is used herein, such term shall mean that the liability or obligation in question shall be paid or satisfied by Seller at or prior to Closing via Seller's expenditure or use of funds other than funds or account balances included (or that would otherwise be included) within the definition of Assigned Receivables.

     14.24 Annexes. The following Annexes are attached hereto and made a part hereof for all purposes:

Annex A        Description of Land
Annex B        Form of Assignment and Assumption Agreement
Annex C        FIRPTA Certificate
Annex D        Form of Deed
Annex E        Form of Assignment
Annex F        Form of Rent Roll
Annex G        Form of Buyer's Certificate
Annex H        Form of Letter of Credit
Annex I        Tenant Request Letter
Annex J        Estoppel Certificate
Annex K-I      Form of Quit-Claim Deed
Annex K-II     Form of Quit-Claim Bill of Sale
Annex K-III    List of Quit-Claim Parties
Annex L        Intentionally Deleted
Annex M-I      Items included in Assumed Operating Liabilities
Annex M-II     Items excluded from Assumed Operating Liabilities


               DATED FOR IDENTIFICATION:  APRIL 22, 1996

               EXECUTED as hereinafter set forth on the Signature Page attached hereto.

                                 SIGNATURE PAGE

                         ATTACHED TO AND MADE A PART OF
                              ACQUISITION AGREEMENT
                            DATED FOR IDENTIFICATION

                                 APRIL 22, 1996

                                 BY AND BETWEEN
                        BV HOTEL & SPA ACQUISITION, LTD.,
                                 AS SELLER, AND
                          PAH ACQUISITION CORPORATION,
                                    AS BUYER

                                        BUYER:

                                        PAH ACQUISITION CORPORATION,
                                        a Virginia corporation


                                        By: _________________________________
Date Executed: ____________             Name: _______________________________
Place Executed: ___________             Title: ______________________________


                                        SELLER:

                                        BV HOTEL & SPA ACQUISITION, LTD.,
                                                  a Florida limited partnership

                                        By:  BV HOTEL & SPA ACQUISITION, INC.,
                                                  a Florida corporation,
                                                  its general partner


                                        By: _________________________________
Date Executed: ____________             Name: _______________________________
Place Executed: ___________             Title: ______________________________

                           AGREEMENT OF TITLE COMPANY

     In accordance with this Agreement, the undersigned (the Title Company referred to in this Agreement), located at 14643 Dallas Parkway, Suite 770, Lock Box 61, Dallas, Texas 75240, Attention: Mr. Bruce J. Caldwell, Jr., hereby acknowledges the receipt of (i) one (1) fully executed copy of this Acquisition Agreement, (ii) the Earnest Money Deposit, (iii) one (1) fully executed counterpart of a certificate from the Seller in the form of Annex C hereto, (iv)
                                                            -------
one (1) fully executed Buyer's Certificate, and (iv) the executed and acknowledged Quit-Claim Documents. Additionally, upon its receipt of such opinions of counsel to the Quit-Claim Parties as are required by the Title Company in connection with the Quit-Claim Documents, the Title Company shall notify each of Buyer and Seller of such receipt.

     The Title Company hereby agrees to hold the Earnest Money Deposit and the Quit-Claim Documents in escrow as escrow agent for the benefit of Seller and Buyer and to dispose of the Earnest Money Deposit and the Quit-Claim Documents in strict accordance with the terms and provisions of this Agreement (including, without limitation, presentation of the Letter of Credit to the issuer thereof when (i) this Agreement authorizes such presentation, (ii) Seller and/or West Merchant request such presentation and (iii) Seller and/or West Merchant provide the necessary draft and affidavits as provided in Section 3.2).
                                                  -----------

                                        TITLE COMPANY:

                                        COMMONWEALTH LAND TITLE
                                        INSURANCE COMPANY


                                        By: _________________________________
                                        Name: _______________________________
                                        Title: ______________________________

                      CONSENT AND JOINDER OF WEST MERCHANT

     This Agreement is executed and joined in by West Merchant, solely in its capacity as holder of a mortgage on the Property and solely for the benefit of Buyer, not Seller, for the purpose of inducing Buyer to execute this Agreement and of evidencing West Merchant's (i) consent to all provisions of this Agreement, excluding Section 5.2(f)(xiv) and excluding any amendment to, or
                     -------------------
modification of this Agreement not consented to in writing by West Merchant,
(ii) irrevocable agreement (notwithstanding the commencement and/or pendency of any foreclosure, bankruptcy, receivership or other similar proceeding with respect to Seller and/or the Property, or any deed in lieu of foreclosure or other similar proceeding (each of the foregoing, a "Foreclosure/Bankruptcy
                                                    ----------------------
Proceeding")) to execute and deliver at Closing, all documents and instruments
- ----------

required by the Title Company to the extent such documents and instruments are necessary in order to release all liens held by West Merchant and encumbering all or any portions of the Property (which documents and instruments shall not discharge any indebtedness secured by such liens), which delivery shall be made to the Title Company subject to the terms of an escrow delivery letter from West Merchant to the Title Company which shall condition release of such documents upon the consummation of the Closing under this Agreement and upon the Title Company being unconditionally ready, willing and able, notwithstanding the pendency of any Foreclosure/Bankruptcy Proceeding, pursuant to Section 3.3 of
                                                               -----------
this Agreement, to deliver $16,200,000.00 in immediately available funds, to West Merchant (an escrow delivery letter which satisfies the foregoing conditions being herein referred to as a "Satisfactory Escrow Letter"), (iii) if
                                          --------------------------
West Merchant or its designee has acquired title to the Property by deed in lieu of foreclosure prior to the Closing Date established pursuant to this Agreement, irrevocable agreement (notwithstanding the commencement and/or pendency of any Foreclosure/Bankruptcy Proceeding) to execute and deliver (or to cause such designee to execute and deliver, as the case may be) at Closing, all quitclaim deeds and quitclaim bills of sale (each of which shall disclaim the making of any representations or warranties by West Merchant or such designee) required by the Title Company in order to convey the Property to Buyer and/or its permitted assigns, which delivery shall be made to the Title Company subject to the terms of a Satisfactory Escrow Letter, provided, however, that this clause (iii) shall not affect the limitations set forth in clause (vii) below with respect to the acceptance of a deed in lieu of foreclosure, (iv) irrevocable agreement not to acquire any direct ownership interest in Patriot American Hospitality, Inc. or Patriot American Hospitality Partnership, L.P. while this Agreement is in effect, (v) representation and warranty to Buyer that since November 1, 1995 West Merchant has not received from or on behalf of Seller any payments of interest, principal or penalties in connection with the debt held by West Merchant and secured by a lien against the Property, (vi) representation and warranty to Buyer that West Merchant has never received, and is not now holding, any ad valorem or other tax escrows with respect to the Property, and (vii) irrevocable agreement not to file or otherwise commence any foreclosure, involuntary bankruptcy, receivership, or other similar proceeding with respect to Seller or the Property, or to accept a deed in lieu of foreclosure, unless determined by West Merchant, in its reasonable judgment, to be necessary to preserve and protect the Project from material harm (it being understood that the continuance of operating losses or seasonal decreases in bookings at the Project shall not, by itself, be deemed to constitute material harm), provided, however, that this clause (vii) shall not limit or affect the rights of West Merchant in any action or proceeding which is not initiated or commenced by West Merchant. The provisions of clauses (i), (ii), (iii), (iv) and (vii) of the immediately preceding sentence shall terminate on the earlier to occur of the termination of this Agreement or the Closing. The provisions of clauses (v) and (vi) of this Agreement shall (a) if the Closing occurs pursuant to this Agreement, survive the Closing for a period of six (6) months and (b) if this Agreement terminates prior to the occurrence of the Closing, terminate and be of no further force or effect six (6) months after such termination of this Agreement, except as to any breach thereof of which Buyer has given West Merchant written notice, at the address provided in Section 14.6 of the
                                                    ------------
Agreement, prior to the expiration of the applicable six (6) month period. The provisions of this Consent and Joinder are solely for the benefit of Buyer and do not inure to the benefit of, and may not be relied upon for any purpose by, Seller, except that, (x) prior to the earlier of the Closing or the termination of this Agreement, Seller may, solely for the purpose of consummating the Closing under this Agreement and for no other purpose whatsoever, rely upon the provisions of clauses (i) and (ii) of the first sentence of this Consent and Joinder and (v) clause (x) above shall not limit or affect the rights of West Merchant after the earlier of the Closing or the termination of this Agreement. It is expressly understood that, by its execution of this Consent and Joinder, West Merchant does not (a) assume any liability as a co-obligor of Seller or any other person or entity under this Agreement or under any documents or instruments given by Seller or any other person or entity, (b) guarantee any covenants, agreements, representations or warranties of Seller or any other person or entity under this Agreement or under any documents or instruments given by Seller or any other person or entity or (c) except as expressly set forth in clauses (i) through (vii), inclusive, of the first sentence of this Consent and Joinder, give any assurance with respect to any covenants, agreements, representations or warranties of Seller or any other person or entity under this Agreement or under any documents or instruments given by Seller or any other person of entity.



                                        WEST MERCHANT BANK LIMITED,
                                        a merchant bank organized under the
                                        laws of England


                                        By: _________________________________
                                        Name: _______________________________
                                        Title: ______________________________

                        CONSENT AND JOINDER OF CRITERION

     This Agreement is executed and joined in by Criterion for the purpose of inducing Seller and Buyer to execute this Agreement and of evidencing Criterion's (i) consent to this Agreement, (ii) irrevocable agreement to perform for the benefit of Buyer, and without cost to Buyer, but subject in all respects to Section 10.3, the obligations and duties herein delegated by Seller to
   ------------
Criterion, (iii) irrevocable agreement to deliver, at Closing, without charge or fee of any kind, but subject in all respects to Section 10.3, all documents and
                                                ------------
instruments required by Buyer or the Title Underwriter in order to terminate the Criterion Management Agreement and unconditionally waive all claims against the Property in connection therewith, (iv) waiver of all past, current and future fees and other claims against Seller in connection with the management of the Property, save and except fees and other payments accruing and payable under the Criterion Management Agreement for the period of time from the date of this Agreement through the Closing Date which, to the extent not paid prior to Closing, shall constitute Assumed Operating Liabilities, and claims under any indemnity or similar provisions of the Criterion Management Agreement (which (a) to the extent constituting Assumed Operating Liabilities, shall be assumed pursuant to Section 3.5, and (b) to the extent not constituting Assumed
            -----------
Operating Liabilities, shall survive as a contractual claim against Seller [but not as a claim against Buyer or the Project, any such claim against Buyer or the Project being hereby waived if, as and when Closing occurs]) (v) representation and warranty to Buyer that since November 1, 1995 Criterion has neither received any fees or other payments from Seller other than base management fees accruing and payable pursuant to its management agreement for the Property with respect to periods of time after November 1, 1995 nor amended or modified its management agreement for the Property and (vi) agreement that in no event shall Criterion and/or any affiliate of Criterion (other than Buyer's lessee in connection with the post-closing operation of the Project) offer post-closing employment to, or accept post-closing employment from any employee listed on the Employee List for a period of one (1) year after the Closing. The provisions of this Consent and Joinder shall survive the Closing for a period of six (6) months.


                                        CRITERION HOTEL MANAGEMENT CORP.,
                                        a ___________________________________


                                        By: _________________________________
                                        Name: _______________________________
                                        Title: ______________________________